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SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

MAIDENFORM BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

485F US Highway 1 South, Iselin, NJ 08830 (t) 732-621-2500

April 20, 2010

Dear Stockholders of Maidenform Brands, Inc.:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Maidenform Brands, Inc., to be held at 9:00 a.m., Eastern Daylight time, on May 25, 2010 at the principal executive offices of the Company at 485F US Highway 1 South, Iselin, NJ 08830.

Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold and whether you plan to attend the meeting in person. Accordingly, please submit your proxy through the Internet or complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares in person if you subsequently choose to attend the meeting.

Thank you for your continued support and we look forward to seeing you at the Annual Meeting.

Sincerely,
Maurice S. Reznik Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2010

  •
  The proxy materials, which include the notice of meeting, proxy statement, annual report and proxy card, are available to you to review at www.maidenformbrands.com.

  •
  The Annual Meeting of Stockholders will be held at the principal executive offices of the Company at 485F US Highway 1 South, Iselin, NJ 08830 on Tuesday May 25, 2010 at 9:00 a.m., Eastern Daylight time.

  •
  The following matters will be considered at the Annual Meeting:

  •
  the election of the six nominees named in the attached proxy statement to the Board of Directors of the Company to serve one-year terms expiring at the later of the Annual Meeting of Stockholders in 2011 or upon a successor being elected and qualified;

  •
  the ratification of the Audit Committee's appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 1, 2011; and

  •
  the transaction of any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

  •
  Your Board of Directors recommends that you vote "FOR" the election of the nominated directors and "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP.

  •
  Stockholders may attend the meeting and vote in person. To obtain directions to attend the Annual Meeting and vote in person please call Investor Relations at (732) 621-2500.

MAIDENFORM BRANDS, INC.
485F US Highway 1 South
Iselin, NJ 08830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT 9:00 A.M. ON MAY 25, 2010

TO THE STOCKHOLDERS OF MAIDENFORM BRANDS, INC.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the "Annual Meeting") of Maidenform Brands, Inc., a Delaware corporation (the "Company"), will be held at the principal executive offices of the Company at 485F US Highway 1 South, Iselin, NJ 08830 on Tuesday May 25, 2010 at 9:00 a.m., Eastern Daylight time, for the following purposes, as more fully described in the Proxy Statement accompanying this notice:

(1)
To elect the six nominees named in the attached proxy statement to the Board of Directors of the Company to serve one-year terms expiring at the later of the Annual Meeting of Stockholders in 2011 or upon a successor being elected and qualified;

(2)
To ratify the Audit Committee's appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 1, 2011; and

(3)
To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 6, 2010 will be entitled to notice of, and to vote at, the Annual Meeting, and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, your vote is important. To assure your representation at the Annual Meeting, please submit your proxy through the Internet or complete, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. Votes submitted via the Internet must be received by 7:00 p.m. Eastern Daylight time, on May 24, 2010 in order for them to be counted at the Annual Meeting. Should you receive more than one Proxy Card because your shares are registered in different names and addresses, each Proxy Card should be signed and returned to assure that all your shares will be voted. You may revoke your proxy in the manner described in the Proxy Statement at any time prior to it being voted at the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors

Nanci Prado
Iselin, NJ	Executive Vice President, General Counsel
April 20, 2010	and Corporate Secretary

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD FOR ELECTRONIC VOTING OVER THE INTERNET.

MAIDENFORM BRANDS, INC.
485F US Highway 1 South
Iselin, NJ 08830

PROXY STATEMENT

GENERAL

This Proxy Statement is furnished to the stockholders of record of Maidenform Brands, Inc., a Delaware corporation ("Maidenform," the "Company," "we," "our" or "us"), at the close of business on April 6, 2010, in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday May 25, 2010, and at any adjournment or postponement thereof. The Annual Meeting will be held at 9:00 a.m., Eastern Daylight time, at the principal executive offices of the Company at 485F US Highway 1 South, Iselin, NJ 08830. This Proxy Statement and the accompanying Proxy Card and Notice of Annual Meeting of Stockholders are first being mailed on or about April 20, 2010 to all stockholders entitled to vote at the Annual Meeting. Whenever we refer in this Proxy Statement to the "Annual Meeting," we are also referring to any meeting that results from any adjournment or postponement of the May 25, 2010 meeting.

VOTING

The specific matters to be considered and acted upon at the Annual Meeting are:

(i)
the election of the six nominees named below to the Board of Directors of the Company to serve one-year terms expiring at the later of the Annual Meeting of Stockholders in 2011 or upon a successor being elected and qualified;

(ii)
the ratification of the Audit Committee's appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 1, 2011; and

(iii)
the transaction of such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

These matters are described in more detail in this Proxy Statement.

On April 6, 2010, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 22,875,649 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock, par value $0.01 per share, were outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder at the close of business on April 6, 2010. Stockholders may not cumulate votes in the election of directors.

The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting is necessary to constitute a quorum in connection with the transaction of business at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote). If you give the broker instructions as to how you want your shares to be voted, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company, the broker may vote your shares in its discretion. For all other proposals, including the election of directors, the broker may not vote your shares at all.

2010 Proxy Statement    I    1

If a quorum is present, the six nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as directors. Abstentions and broker non-votes will not count as votes cast either for or against a nominee.

Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions and broker non-votes will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes.

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter's rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide stockholders with any such rights.

PROXIES

If the enclosed Proxy Card is properly signed and returned, or a properly authenticated electronic vote is recorded through the Internet, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If a signed and returned Proxy Card, or a properly authenticated electronic vote recorded through the Internet, does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our Board of Directors, unless the authority to vote for the election of such directors is withheld. In addition, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in this Proxy Statement and as the proxy holders deem advisable for all other matters as may properly come before the Annual Meeting. If your shares are registered directly in your name with our transfer agent, you may revoke or change your proxy at any time before the Annual Meeting by filing with the Secretary of the Company, at the Company's principal executive offices at 485F US Highway 1 South, Iselin, NJ 08830, a notice of revocation or another signed Proxy Card with a later date or by a later-dated properly authenticated electronic vote through the Internet. You may also revoke your proxy by attending the Annual Meeting and voting in person. If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares and you must contact the broker, trustee or nominee that holds your shares to obtain a "legal proxy" to vote in person at the Annual Meeting.

SOLICITATION

The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement and the enclosed Proxy Card, and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail. The Internet procedures for voting and for revoking or changing a vote are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been properly recorded. Stockholders that vote through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which will be borne by the stockholder.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company's Proxy Statement and Proxy Card relating to the 2011 Annual Meeting of Stockholders, any proposal by a stockholder submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company at its principal executive offices at 485F US Highway 1 South, Iselin, NJ 08830, on or before December 21, 2010. Any such proposal must meet the requirements set forth in the rules and

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regulations of the Securities and Exchange Commission (the "SEC"), including Rule 14a-8, in order for such proposal to be eligible for inclusion in the Company's proxy materials for the 2011 annual meeting of stockholders.

In addition, under the Company's bylaws, any proposal for consideration at the 2011 annual meeting of stockholders submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by the Secretary of the Company at its principal executive offices at 485F US Highway 1 South, Iselin, NJ 08830 between the close of business on January 25, 2011 and the close of business on February 23, 2011, and is otherwise in compliance with the requirements set forth in the Company's bylaws. If the date of the 2011 annual meeting of stockholders is more than 30 days before or more than 60 days after such anniversary date of the previous year's meeting, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever occurs first.

2010 Proxy Statement    I    3

Matters to be Considered at Annual Meeting

Proposal One—Election of Directors

GENERAL

The Company's Amended and Restated Certificate of Incorporation provides for the annual election of directors. A director's term will be subject to the election and qualification of such director's successor, or the earlier of death, resignation or removal of such director.

The board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the board's deliberations and decisions. Candidates shall have substantial experience with one or more publicly traded national or multinational companies or shall have achieved a high level of distinction in their chosen fields. Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Our Board of Directors currently consists of eight persons. Our current directors, David Kaplan and Adam L. Stein, will not stand for re-election. The following six directors are running for re-election:

Karen Rose (61) has been Chair of our Board of Directors since January 2009 and a director of Maidenform since January 2005. Ms. Rose is currently a business consultant. Ms. Rose was Group Vice President and Chief Financial Officer of The Clorox Company from December 1997 until her retirement in October 2003. Prior to that, Ms. Rose held various management positions including Director of Finance, Household Products Company and Vice President and Treasurer since joining Clorox in 1978. Ms. Rose received a B.A. in History from the University of Wisconsin and an M.B.A. in Finance from The Wharton School at the University of Pennsylvania.

Ms. Rose, one of two women on our board of directors, has extensive financial accounting knowledge that is critical to our board of directors. As the former Chief Financial Officer at Clorox and with over 25 years of finance experience, Ms. Rose has extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of a large public company. Ms. Rose is a valuable member of our board of directors.

Norman Axelrod (57) has been a director of Maidenform since September 2004. Mr. Axelrod, through his consulting entity, NAX 18, LLC, provides consulting services to certain entities related to Ares Management LLC. Mr. Axelrod is the Non-Executive Chairman of the Board of Directors of GNC Corporation and also serves on the Board of Directors of Jaclyn, Inc., a handbags and apparel company. Mr. Axelrod was Chief Executive Officer and Chairman of the Board of Directors of Linens 'n Things, Inc. until its acquisition in February 2006. Mr. Axelrod joined Linens 'n Things as Chief Executive Officer in 1988 and was elected to the additional position of Chairman of the Board of Directors in 1997. From 1976 to 1988, Mr. Axelrod held various management positions at Bloomingdale's, ending with Senior Vice President, General Merchandise Manager. Mr. Axelrod was also a member of the Board of Directors of Reebok International Ltd. from 2001 until its sale to adidas-Salomon AG in 2006. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University and an M.B.A. from New York University.

Mr. Axelrod's experience on the board of directors of a variety of companies in conjunction with his tenure as chief executive officer of Linens 'n Things demonstrates his leadership capability and extensive knowledge of complex operational and

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management issues. In addition, his experience in the apparel industry brings vital knowledge and insight to our board of directors.

Bernd Beetz (59) has been a director at Maidenform since December 2009. Mr. Beetz has served as the Chief Executive Officer of Coty Inc., a leading global beauty company with a portfolio of over 40 notable brands in 90 markets worldwide, since 2001. Prior to joining Coty Inc., Mr. Beetz served as President and Chief Executive officer of Parfums Christian Dior France, a subsidiary of LVMH. From 1974 to 1998, Mr. Beetz held various management positions throughout Europe at The Procter & Gamble Company. Mr. Beetz attended the University of Manheim.

Mr. Beetz's position as chief executive officer of Coty Inc. demonstrates his leadership capability and business acumen. With over thirty years of global business experience, Mr. Beetz is able to provide an international perspective on our business as well as helping achieve global brand development and is a valuable member of our board of directors.

Harold F. Compton (62) has been a director of Maidenform since April 2006. Mr. Compton most recently served as President and Chief Executive Officer, CompUSA Inc. He joined CompUSA in 1994 as Executive Vice President—Operations, becoming COO in January 1995 and President/CompUSA Stores in July 1996. In March 2000, he became President and Chief Executive Officer, CompUSA Inc. Prior to joining CompUSA, he served as President and COO of Central Electric Inc. (1993 – 1994). Previously, he served as Executive Vice President—Operations and Human Resources, and Director of Stores for HomeBase (1989 – 1993), Senior Vice President—Operations, and Director of Stores for Roses Discount Department Stores (1986 – 1989), and held various management positions including Store Manager, District Manager, Regional Vice President and Zone Vice President for Zayre Corporation for 21 years (1965 – 1986). Mr. Compton served on the Board of Directors of Linens 'n Things, Inc. until its sale in February 2006. Mr. Compton was named to the Board of Directors of IceWeb, Inc. in June 2005. In June of 2009, Mr. Compton became the Chairman of the Board of Directors of Hasco Medical Inc. Mr. Compton was also Co-Chairman and a 25.5% owner of the Country Sampler Stores, LLC, which filed for bankruptcy under Chapter 7 of the Federal Bankruptcy Code in 2006.

With his years of managerial and operational experience, Mr. Compton brings to the board of directors demonstrated management ability at senior levels. In addition, his experience as a director of a variety of companies, and his more than 30 years of experience as a retailer brings valuable insight to our board of directors.

Barbara Eisenberg (64) has been a director of Maidenform since February 2005. Ms. Eisenberg is currently Executive Vice President, General Counsel and Corporate Secretary of Ann Taylor Stores Corp. and a Member of the Ann Taylor Corporate Executive Committee. Before joining Ann Taylor, Ms. Eisenberg was Senior Vice President, General Counsel and Corporate Secretary of J. Crew Group, Inc. from 1999 to 2001 and was Vice President, General Counsel and Corporate Secretary from 1998 until then. Prior to that, Ms. Eisenberg was Vice President, Associate General Counsel and Corporate Secretary at Burlington Industries, Inc. Ms. Eisenberg currently serves as a Member of the Board of Visitors of Columbia University School of Law and Chair of the General Counsels Forum of the National Retail Federation. Ms. Eisenberg received a B.A. with distinction in International Relations from Barnard College and a J.D. from Columbia University School of Law.

Ms. Eisenberg, one of two women on our board of directors, brings with her many years of experience in the women's apparel industry. Throughout her career, Ms. Eisenberg has been involved with companies with very strong brand identity and she brings her expertise in this area to the board of directors. Ms. Eisenberg has extensive corporate legal experience from serving as General Counsel of public companies, with significant expertise in corporate governance, securities laws, and intellectual property. Ms. Eisenberg's experience in international sourcing issues and developing and managing international social compliance programs makes her an invaluable asset to our board of directors.

2010 Proxy Statement    I    5

Maurice S. Reznik (56) has been Chief Executive Officer and a director since July 2008. Mr. Reznik was our President from May 2004 and was responsible for marketing, merchandising, design and sales for both branded and private label products. From April 1998 to May 2004, Mr. Reznik was President of the Maidenform division of our predecessor company. In the 19 years prior to joining us, Mr. Reznik held various sales and management positions in the intimate apparel industry, most recently as President of Warner's Intimate Apparel Group, a division of Warnaco, Inc. from June 1994 to September 1997. Prior to that, Mr. Reznik also held a series of positions with VF Corporation and Sara Lee Corporation. Mr. Reznik received a B.A. in Economics from Queens College in New York City. Mr. Reznik is the founder of the For Love of Life Colon Cancer charity, and serves on the boards of the American Apparel and Footwear Association and the Fashion Institute of Technology.

With over 30 years of experience in the intimate apparel industry, Mr. Reznik is well positioned to lead our management team and provide essential insight and guidance to the board of directors. Mr. Reznik not only provides the board of directors insight from an inside perspective of the day-to-day operations of the Company, but also from his experience and comprehensive knowledge of the intimate apparel industry.

Each of the directors listed above has been recommended by the Nominating and Governance Committee, and nominated by the Board of Directors. Each of the directors has consented to being named as a nominee in this Proxy Statement and agreed to serve, if elected. Management has no reason to believe that any director will be unavailable to serve. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of each of the director nominees listed above. The proxies solicited by this Proxy Statement cannot be voted for a greater number of persons than the number of nominees named.

REQUIRED VOTE

The directors shall be elected by the affirmative vote of a plurality of the shares of Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote in the election of directors. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

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Corporate Governance

ROLE OF THE BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors. The Board of Directors has adopted Corporate Governance Guidelines outlining its duties. These guidelines can be viewed at the "Investor Relations—Governance" section of our website at www.maidenformbrands.com.

The Board of Directors meets regularly to review significant developments affecting the Company and to act on matters requiring Board of Directors approval. The Board of Directors held four meetings during the fiscal year ended January 2, 2010 (the "2009 Fiscal Year"). Members of the Board of Directors are expected to make attendance at board and committee meetings a priority and to participate actively in the meetings. Combined attendance at board and committee meetings in the 2009 Fiscal Year was 100% of the meetings of the Board of Directors and the meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served.

The Board of Directors exercises risk oversight through its interactions with management and through extensive discussions among its members. The Board of Directors meets regularly with management to discuss and consider potential risks that the Company may be facing. The Audit Committee evaluates the Company's financial risks with input from management and the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, and reports any such risk matters to the entire Board of Directors for discussion and decision-making. The full Board of Directors considers operational risks of the Company. In addition, as discussed in the Compensation Discussion and Analysis section of this proxy statement, the Compensation Committee also considers risks associated with the Company's compensation programs, and Ms. Rose, a member of both the Audit and Compensation Committees, is able to share with each Committee any risks the other Committee is evaluating.

BOARD LEADERSHIP STRUCTURE

The Company's Board of Directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chair of the Board. It is the Board of Directors view that rather than having a rigid policy, the Board of Directors, with the advice and assistance of the Nominating and Governance Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate.

Currently, our leadership structure separates the offices of Chief Executive Officer and Chair of the Board with Mr. Maurice Reznik serving as our Chief Executive Officer and Ms. Karen Rose serving as Chair of the Board. We believe this is appropriate as it provides Mr. Reznik with the ability to focus on the day-to-day operations of the Company while Ms. Rose focuses on Board oversight.

EXECUTIVE SESSIONS

The Board of Directors held an executive session of all directors who are not employees of the Company following each regularly scheduled in-person meeting of the Board of Directors during the 2009 Fiscal Year. The position of presiding director at executive sessions of the directors is the Chair of the Board of Directors who is "independent" under the current listing standards of the New York Stock Exchange (the "NYSE").

BOARD MEMBER ATTENDANCE AT ANNUAL MEETINGS

Board members are invited to attend the Company's annual meetings but they are not required to do so. The Company reimburses the travel expenses of any director who travels to attend the annual meetings. All directors other than Messrs. Kaplan and Stein attended the 2009 Annual Meeting of Stockholders.

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DIRECTOR INDEPENDENCE

Our Board of Directors has determined that five of our six directors, Mses. Eisenberg and Rose and Messrs. Axelrod, Beetz, and Compton currently meet the independence requirements of the NYSE and applicable tax and securities rules and regulations. Based upon information requested from each director concerning his or her background, employment and affiliations, the Board of Directors has affirmatively determined that each such director does not have a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).

The NYSE has both objective tests and a subjective test for determining who is an "independent director." The objective tests state that a director is not considered independent if, for example, he is an employee of the Company or is an employee of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed the greater of $1,000,000 or 2% of the recipient's consolidated gross revenue for that year. The subjective test states that an independent director must be a person who has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has not established any categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

None of the non-employee directors were disqualified from "independent" status under the objective tests. In assessing independence under the subjective test, the Board of Directors took into account the standards in the objective tests, and reviewed and discussed additional information provided by the directors and the Company with regard to each director's business and personal activities as they may relate to the Company's management. Based on all of the foregoing, as required by the NYSE Listed Company Manual, the Board of Directors made a substantive determination as to each of the six independent directors that no relationship exists which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In addition to Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as "independent" for purposes of membership on the Audit Committee, members of audit committees may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company other than their director compensation. Also, each of the directors who serve on the Compensation Committee has been determined to be a "non-employee director" for purposes of the applicable securities rules and regulations and an "outside director" for purposes of the applicable tax rules.

In making its independence determinations, the Board of Directors considered transactions occurring since the beginning of 2006 between the Company and entities associated with the independent directors or members of their immediate family. In each case, the Board determined that, because of the nature of director's relationship with the entity and/or the amount involved, the relationship did not impair the director's independence. The Board of Directors' independence determinations included reviewing the relationships of Mr. Axelrod, who is a consultant to the Private Equity Group of Ares Management LLC.

BOARD COMMITTEES AND MEETINGS

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of our independent registered public accounting firm; the scope of the annual audits as well as the results of the annual audits; the organization and scope of our internal system of audit, financial and disclosure controls; our financial reporting activities, including our annual report, and the accounting standards and principles followed; the performance of our independent registered public accounting firm; and our accounting practices. In addition, the Audit Committee approved audit and non-audit services provided to us by the independent registered accounting firm as well as the fees for such services. The Audit Committee also performs other duties and responsibilities as set forth in a charter approved by the Board of

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Directors. The members of the Audit Committee are currently Ms. Rose (Chair), Mr. Compton and Ms. Eisenberg. The Audit Committee held seven meetings during the 2009 Fiscal Year.

The Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, statement of income and statement of cash flows, as required by the NYSE rules. In addition, the Board of Directors has determined that Ms. Rose is an "audit committee financial expert" as defined in the applicable rules of the SEC.

The Compensation Committee of the Board of Directors recommends, reviews and oversees the salaries, bonuses, benefits and long-term incentive plans for our employees, consultants, directors and other individuals whom we compensate. The Compensation Committee also administers our compensation plans. The members of the Compensation Committee are currently Messrs. Axelrod (Chair) and Compton and Ms. Rose. The Compensation Committee held five meetings during the 2009 Fiscal Year.

The Nominating and Governance Committee of the Board of Directors recommends candidates for director positions to be nominated by our Board of Directors for election as directors and for any vacancies in such positions. The Nominating and Governance Committee oversees the evaluation of our Board of Directors, as well as develops and recommends to our Board of Directors a set of Corporate Governance Guidelines and a Code of Business Conduct and Ethics for our Company. The members of the Nominating and Governance Committee are currently Mses. Eisenberg (Chair) and Rose and Messrs. Axelrod and Beetz. The Nominating and Governance Committee held three meetings during the 2009 Fiscal Year.

The Nominating and Governance Committee will consider nominees recommended by our stockholders in the same manner as nominees recommended by other sources. Stockholders wishing to bring a nomination for a director candidate at a stockholders meeting must give written notice to Maidenform's Corporate Secretary, pursuant to the procedures set forth under "Communicating with the Board of Directors" and subject to the deadline set forth under "Deadline for Stockholder Proposals." The stockholder's notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and Maidenform's bylaws. Our bylaws can be accessed in the "Investor Relations—Governance" section of our website at www.maidenformbrands.com.

Our Board of Directors may from time to time establish other committees as it deems necessary or appropriate.

DIRECTOR COMPENSATION

The Board of Directors recommends, reviews and oversees the compensation for our non-employee directors, other than equity awards, which are reviewed and approved by the Compensation Committee. In 2009, each non-employee director, other than Messrs. Beetz, Kaplan and Stein, received annual cash compensation for services as a director equal to $30,000. Mr. Beetz' cash compensation was pro-rated to reflect the fact that he joined the Board of Directors in December 2009. In October 2009, the Compensation Committee recommended to the Board of Directors a $20,000 increase in the annual cash compensation payable to each non-employee director. The recommendation was based on data provided to the Compensation Committee by a compensation consultant, which indicated that the annual cash compensation payable to the non-employee directors was below the median paid by similarly-sized companies. The Board of Directors unanimously approved the increase and, as of January 3, 2010, each non-employee director will receive annual cash compensation for services as a director equal to $50,000.

The Chair of the Board of Directors receives additional annual cash compensation of $15,000. The Chairman of the Audit Committee receives additional annual cash compensation of $15,000 and the Chairman of the Compensation Committee receives additional annual cash compensation of $10,000. In April 2009, we granted 2,528 shares of restricted stock and 6,477 stock-settled stock appreciation rights ("SARs") with a reference price of $9.89 per share to each non-employee director, other than Messrs. Beetz, Kaplan and Stein. These awards have a grant date fair value of $50,000 and vest in three equal annual

2010 Proxy Statement    I    9

installments commencing on the first anniversary of the date of grant. Mr. Beetz was granted 209 shares of restricted stock and 540 SARs with a reference price of $15.01 per share upon joining the Board of Directors. Mr. Beetz' grant was pro-rated to reflect the fact that he joined the Board of Directors in December 2009. The reference price of the SARs is equal to the closing price of our Common Stock on the trading day immediately preceding the date of grant. The non-employee director awards were made under the 2005 Stock Incentive Plan and the award to Mr. Beetz was made under the 2009 Omnibus Incentive Plan. In the future, we expect to continue to compensate our non-employee directors with a combination of cash and grants of restricted stock, SARs and/or stock options. Future grants of restricted stock shall vest over a one-year period from the date of grant rather than in three equal annual installments, subject to the directors continued service with the Company through the applicable vesting date.

As a general matter, directors who are also employees of Maidenform or one of our stockholder affiliates receive no additional compensation for their service as directors. As a result, Messrs. Reznik, Kaplan and Stein received no compensation for their service as members of the Board of Directors in fiscal 2009. All directors are reimbursed for reasonable expenses, including travel and other out-of-pocket costs incurred in connection with their attendance at meetings.

The following table provides compensation information for the 2009 Fiscal Year for each non-employee member of our Board of Directors:

Name of Director	Fees Earned ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)(3)	Total ($)
Norman Axelrod(4)	$40,000	$25,000	$25,000	$90,000
Bernd Beetz(5)	3,750	3,137	3,127	10,014
Harold F. Compton(6)	30,000	25,000	25,000	80,000
Barbara Eisenberg(7)	30,000	25,000	25,000	80,000
Karen Rose(8)	60,000	25,000	25,000	110,000
David B. Kaplan	—	—	—	—
Adam L. Stein	—	—	—	—

(1)
Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 for 2,528 shares of restricted stock granted to each of Messrs. Axelrod and Compton and Mses. Eisenberg and Rose in April 2009 and 209 shares of restricted stock granted to Mr. Beetz in December 2009. See Note 2, "Summary of Significant Accounting Policies," under the heading "Stock-based compensation," and Note 11, "Stock-Based Compensation," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 for the assumptions made for valuing stock-based compensation under FASB ASC Topic 718.

(2)
The restricted stock and SARs vest in three equal annual installments commencing on the first anniversary of the grant date.

(3)
Amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for 6,477 SARs granted to each of Messrs. Axelrod and Compton and Mses. Eisenberg and Rose in April 2009 and 540 SARs granted to Mr. Beetz in December 2009. See Note 2, "Summary of Significant Accounting Policies," under the heading "Stock-based compensation," and Note 11, "Stock-Based Compensation," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 for the assumptions made for valuing stock-based compensation under FASB ASC Topic 718.

(4)
As of January 2, 2010, Mr. Axelrod had outstanding (i) 4,116 shares of restricted stock and (ii) SARs for 15,806 shares of Common Stock.

(5)
As of January 2, 2010, Mr. Beetz had outstanding (i) 209 shares of restricted stock and (ii) SARs for 540 shares of Common Stock.

10    I    Maidenform Brands, Inc.

(6)
As of January 2, 2010, Mr. Compton had outstanding (i) options to purchase an aggregate of 36,574 shares of Common Stock, (ii) 4,116 shares of restricted stock and (iii) SARs for 15,806 shares of Common Stock.

(7)
As of January 2, 2010, Ms. Eisenberg had outstanding (i) options to purchase an aggregate of 30,000 shares of Common Stock, (ii) 4,116 shares of restricted stock and (iii) SARs for 15,806 shares of Common Stock.

(8)
As of January 2, 2010, Ms. Rose had outstanding (i) options to purchase an aggregate of 36,574 shares of Common Stock, (ii) 4,116 shares of restricted stock and (iii) SARs for 15,806 shares of Common Stock.

COMMUNICATION WITH THE BOARD OF DIRECTORS

In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to Maidenform Brands, Inc. at 485F US Highway 1 South, Iselin, NJ 08830, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors. The Corporate Secretary has the authority to discard or disregard any communication that is unduly hostile, threatening, illegal or otherwise inappropriate.

CORPORATE GOVERNANCE DOCUMENTS

The Board of Directors has adopted a Code of Conduct that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies of our certificate of incorporation and bylaws, the charters of our Board's Audit Committee, Compensation Committee and Nominating and Governance Committee, as well as copies of our Corporate Governance Guidelines, Code of Conduct and Code of Ethics for the Chief Executive Officer and Senior Financial Officers, together with any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, can be accessed in the "Investor Relations—Governance" section of our website, www.maidenformbrands.com, or obtained free of charge by writing to Maidenform Brands, Inc. 485F US Highway 1 South, Iselin, NJ 08830, Attention: Investor Relations.

2010 Proxy Statement    I    11

Ownership of Securities

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of April 6, 2010, by:

  •
  each person or group of affiliated persons whom we know to beneficially own more than five percent of our Common Stock based upon the most recently filed Schedule 13G with respect to each such holder;

  •
  each of our named executive officers;

  •
  each of our directors and director nominees; and

  •
  our current directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 6, 2010 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 22,875,649 shares of Common Stock outstanding at April 6, 2009. Unless otherwise indicated, (i) the persons named in the table directly own the shares and have sole voting and sole investment control with respect to all shares beneficially owned; and (ii) have an address c/o Maidenform Brands, Inc. 485F US Highway 1 South, Iselin, NJ 08830.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
Keeley Asset Management Corp(1)	2,500,000	10.9%
Blackrock, Inc.(2)	1,747,090	7.6%
Morgan Stanley(3)	1,726,022	7.5%
Security Investors, LLC(4)	1,420,974	6.2%
Directors and Named Executive Officers
Maurice S. Reznik(5)	523,107	2.3%
Christopher W. Vieth(6)	117,057	*
Gayle Weibley Wolman(7)	23,742	*
Nanci Prado(8)	3,502	*
Steven Castellano(9)	26,160	*
Steven N. Masket(10)	28,965	*
Norman Axelrod(11)	20,195	*
Bernd Beetz(12)	209	*
Harold F. Compton(13)	44,579	*
Barbara Eisenberg(14)	17,005	*
Karen Rose(15)	17,321	*
David B. Kaplan	—	—
Adam L. Stein	—	—
All current directors and Executive Officers as a Group (13 persons)(16)	821,842	3.6%

*
Less than 1%.

(1)
Based solely on a Schedule 13G filed with the SEC on February 12, 2010, reporting beneficial ownership as of December 31, 2009 by Keeley Asset Management Corp., which has sole voting and dispositive power over the shares of

12    I    Maidenform Brands, Inc.

  Common Stock. Keeley Small Cap Value Fund also has beneficial ownership over the same shares of Common Stock. The address of both entities is 401 South LaSalle Street, Chicago, IL 60605.

(2)
Based solely on a Schedule 13G filed with the SEC on January 29, 2010, reporting beneficial ownership as of December 31, 2009 by Blackrock, Inc., which has sole voting and dispositive power over the shares of Common Stock. The address of this entity is 40 East 52nd Street, New York, NY 10022.

(3)
Based solely on a Schedule 13G filed with the SEC on February 12, 2010, reporting beneficial ownership as of December 31, 2009 by Morgan Stanley, which has sole voting and dispositive power over the shares of Common Stock. The address of this entity is 1585 Broadway, New York, NY 10036.

(4)
Based solely on a Schedule 13G filed with the SEC on February 12, 2010, reporting beneficial ownership as of December 31, 2009 by Security Investors, LLC, which has sole voting and dispositive power over the shares of Common Stock. The address of this entity is One Security Benefit Place, Topeka, KS 66636-0001.

(5)
Consists of (i) 83,714 shares of Common Stock; (ii) 276,008 shares of restricted stock; and (iii) 163,385 shares of Common Stock issuable upon the exercise of options and SARs that are or become exercisable within 60 days of April 6, 2010. Excludes (i) 14,656 shares of Common Stock, that could be acquired on the achievement of certain performance criteria, for which the performance period does not conclude within 60 days of April 6, 2010; and (ii) any shares of Common Stock that potentially could be acquired upon exercise of 93,056 SARs that are not exercisable within 60 days of April 6, 2010.

(6)
Consists of (i) 6,549 shares of Common Stock; (ii) 106,271 shares of restricted stock; and (iii) 4,237 shares of Common Stock issuable upon the exercise of SARs that are or become exercisable within 60 days of April 6, 2010. Excludes (i) 5,634 shares of Common Stock, that could be acquired on the achievement of certain performance criteria, for which the performance period does not conclude within 60 days of April 6, 2010; and (ii) any shares of Common Stock that potentially could be acquired upon exercise of 25,843 SARs that are not exercisable within 60 days of April 6, 2010.

(7)
Consists of (i) 2,369 shares of Common Stock; (ii) 10,454 shares of restricted stock; and (iii) 10,919 shares of Common Stock issuable upon the exercise of options and SARs that are or become exercisable within 60 days of April 6, 2010. Excludes (i) 1,568 shares of Common Stock, that could be acquired on the achievement of certain performance criteria, for which the performance period does not conclude within 60 days of April 6, 2010; and (ii) any shares of Common Stock that potentially could be acquired upon exercise of 8,900 SARs that are not exercisable within 60 days of April 6, 2010.

(8)
Consists of (i) 2,984 shares of restricted stock; and (ii) 518 shares of Common Stock issuable upon the exercise of SARs that are or become exercisable within 60 days of April 6, 2010. Excludes (i) 1,020 shares of Common Stock, that could be acquired on the achievement of certain performance criteria, for which the performance period does not conclude within 60 days of April 6, 2010; and (ii) any shares of Common Stock that potentially could be acquired upon exercise of 5,951 SARs that are not exercisable within 60 days of April 6, 2010.

(9)
Consists of (i) 2,807 shares of Common Stock; (ii) 18,997 shares of restricted stock; and (iii) 4,356 shares of Common Stock issuable upon the exercise of options and SARs that are or become exercisable within 60 days of April 6, 2010. Excludes (i) 3,062 shares of Common Stock, that could be acquired on the achievement of certain performance criteria, for which the performance period does not conclude within 60 days of April 6, 2010; and (ii) any shares of Common Stock that potentially could be acquired upon exercise of 16,122 SARs that are not exercisable within 60 days of April 6, 2010.

(10)
Consists of (i) 98 shares of Common Stock; and (ii) 28,867 shares of Common Stock issuable upon the exercise of options that are or become exercisable within 60 days of April 6, 2010.

(11)
Consists of (i) 14,482 shares of Common Stock; (ii) 3,273 shares of restricted stock; and (iii) 2,440 shares of Common Stock issuable upon the exercise of SARs that are or become exercisable within 60 days of April 6, 2010. Excludes any shares of Common Stock that potentially could be acquired upon exercise of 7,879 SARs that are not exercisable within 60 days of April 6, 2010.

2010 Proxy Statement    I    13

(12)
Consists of 209 shares of restricted stock and excludes any shares of Common Stock that potentially could be acquired upon exercise of 540 SARs that are not exercisable within 60 days of April 6, 2010.

(13)
Consists of (i) 2,292 shares of Common Stock; (ii) 3,273 shares of restricted stock; and (iii) 39,014 shares of Common Stock issuable upon the exercise of options and SARs that are or become exercisable within 60 days of April 6, 2010. Excludes any shares of Common Stock that potentially could be acquired upon exercise of 7,879 SARs that are not exercisable within 60 days of April 6, 2010.

(14)
Consists of (i) 5,292 shares of Common Stock; (ii) 3,273 shares of restricted stock; and (iii) 8,440 shares of Common Stock issuable upon the exercise of options and SARs that are or become exercisable within 60 days of April 6, 2010. Excludes (i) 24,000 shares of Common Stock issuable upon the exercise of options which are vested, but which are discount options that pursuant to an amendment intended to comply with Section 409A are not exercisable within 60 days of April 6, 2010; and (ii) any shares of Common Stock that potentially could be acquired upon exercise of 7,879 SARs that are not exercisable within 60 days of April 6, 2010.

(15)
Consists of (i) 2,292 shares of Common Stock; (ii) 3,273 shares of restricted stock; (iii) 2,000 shares of Common Stock that are indirectly beneficially owned by Ms. Rose by means of a trust for the benefit of Ms. Rose and her family; and (iv) 9,756 shares of Common Stock issuable upon the exercise of options and SARs that are or become exercisable within 60 days of April 6, 2010. Excludes (i) 29,258 shares of Common Stock issuable upon the exercise of options which are vested, but which are discount options that pursuant to an amendment intended to comply with Section 409A are not exercisable within 60 days of April 6, 2010; and (ii) any shares of Common Stock that potentially could be acquired upon exercise of 7,879 SARs that are not exercisable within 60 days of April 6, 2010.

(16)
Consists of (i) 121,895 shares of Common Stock; (ii) 428,015 shares of restricted stock; and (iii) 271,932 shares of Common Stock issuable upon the exercise of options and SARs that are or become exercisable within 60 days of April 6, 2010. Excludes (i) 25,940 shares of Common Stock, that could be acquired on the achievement of certain performance criteria, for which the performance period does not conclude within 60 days of April 6, 2010; (ii) 53,258 shares of Common Stock issuable upon the exercise of options which are vested, but which are discount options that pursuant to an amendment intended to comply with Section 409A are not exercisable within 60 days of April 6, 2010; and (iii) any shares of Common Stock that potentially could be acquired upon exercise of 181,928 SARs that are not exercisable within 60 days of April 6, 2010.

14    I    Maidenform Brands, Inc.

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis provides an overview and analysis of our compensation programs for our named executive officers, the compensation decisions we have made under those programs and the factors we considered in making those decisions. For the 2009 Fiscal Year our named executive officers were:

  •
  Maurice S. Reznik, Chief Executive Officer;

  •
  Christopher W. Vieth, Executive Vice President, Chief Operating Officer and Chief Financial Officer;

  •
  Nanci Prado, Executive Vice President, General Counsel and Secretary;

  •
  Gayle Weibley Wolman, Executive Vice President, Human Resources;

  •
  Steven Castellano, Senior Vice President, Merchandising and Design;

  •
  Patrick J. Burns, Executive Vice President, Sales and Marketing until his departure from the Company on October 16, 2009; and

  •
  Steven N. Masket, Executive Vice President, General Counsel and Secretary until his departure from the Company effective March 6, 2009.

Compensation Strategy, Philosophy and Objectives

Our overall executive compensation strategy, philosophy and objectives are set by the Compensation Committee of our Board of Directors and are focused primarily on linking executive pay to the achievement of annual and long-term performance objectives. We seek to provide our named executive officers with competitive compensation that is commensurate with performance and that rewards them for team accomplishments while promoting individual accountability. Compensation depends in significant measure on the Company's financial results, while business results and individual performance are also key determinants in each named executive officer's compensation. Our robust planning and goal-setting process is fully integrated in our compensation system, ensuring a direct relationship between and among Company results, individual efforts, and financial rewards. We set target levels for total direct compensation—salary, annual incentives and grant values of long-term incentives—at slightly above the median of our assessment of the market levels of compensation for the position. In the case of annual and long-term incentive opportunities, we design them to generate less-than-target awards when goals are not fully achieved and greater-than-target awards when goals are exceeded.

Specifically, our executive officer compensation program is based upon principles designed to:

  •
  Permit us to recruit and retain talented and well-qualified executives to serve in leadership positions;

  •
  Offer total compensation opportunities that are competitive with identified peer companies and other select organizations with whom the Company competes for executive talent;

  •
  Provide annual and long-term incentives on a "pay-for-performance" basis in support of the Company's mission and strategic objectives established in accordance with sound risk management;

  •
  Reaffirm management's commitment to stockholder value by providing a significant portion of total compensation in the form of equity earned on a performance basis and by encouraging long-term ownership of Company Common Stock;

2010 Proxy Statement    I    15

  •
  Offer rewards to employees of sustained high performance that exceed the rewards provided to employees in similar positions of lesser performance, thus providing compensation that is fair internally and reasonable from the perspective of our stockholders;

  •
  Ensure the compensation paid to the Company's named executive officers, to the extent practicable, qualifies as deductible for federal income tax purposes under Section 162(m) of the Internal Revenue Code, unless there is a valid reason in the judgment of the Compensation Committee to forego tax deductibility; and

  •
  Comply with all other applicable rules and regulations, and provide compensation on a transparent basis consistent with best practices of corporate governance as the Compensation Committee determines to be appropriate.

We operate in a highly dynamic, competitive and challenging industry, and as a result our compensation program is designed to attract, retain, motivate and reward a top performing management team. We continue to believe that there is significant value to the Company in having a team of long-tenured, seasoned managers. We have designed the compensation program for our named executive officers to provide the Company with a competitive advantage in the marketplace in attracting and retaining talented executives while maintaining a performance-based culture that reflects our commitment to achieve annual and long-term sustainable growth and increasing stockholder value. We believe that this approach played a significant role in our ability to attract several new senior executive officers to fill key positions within the Company within the past two years.

The Company also believes the compensation program for the named executive officers was instrumental in helping the Company achieve strong financial performance in the challenging macroeconomic environment in 2009. In 2009, the Company's net sales grew to $466.3 million, representing an increase of $52.8 million, or 12.8% over the prior year. Operating income also increased to $53.2 million in 2009, an increase of $7.3 million, or 15.9% over the prior year, and the Company's gross margin in 2009 was 34.5% down from 37.7% in the prior year. The Company's strong earnings and operational excellence helped drive a cash balance at the end of 2009 of $89.2 million, an increase of $45.7 million over the prior year. In addition, the Company's total stockholder return over the prior 1-, 3- and 5-year periods was 63.2%, (7.9%) and (15.9%), respectively. Compensation of our named executive officers was paid at above-target levels as a result of this strong corporate performance, consistent with the pay-for-performance design of our compensation program.

Roles in Executive Compensation

Compensation Committee

The Compensation Committee currently consists of three members of our Board of Directors, Messrs. Axelrod (Chair) and Compton and Ms. Rose, all of whom are "independent" as defined by the listing qualifications of the NYSE and the applicable rules and regulations of the SEC and the Internal Revenue Service. The Compensation Committee operates pursuant to a written charter approved by our Board of Directors. The charter is available on our Internet website at www.maidenformbrands.com, under the "Investor Relations—Governance" section as well as by mail, free of charge, upon request.

The Compensation Committee establishes the overall direction and goals of our executive compensation policies and determines the amounts and elements of compensation. The Compensation Committee also approves and administers the compensation plans and programs for our named executive officers. In addition, the Compensation Committee may oversee certain compensation plans that apply to other employees throughout the Company in order to work toward a common theme in motivating and rewarding our employees.

The Compensation Committee has the sole responsibility for determining the corporate goals and objectives upon which the compensation of our Chief Executive Officer ("CEO") is based, for evaluating the CEO's performance in light of these goals and objectives and for determining the CEO's compensation, including his equity-based compensation. The Compensation Committee also reviews and approves the recommendations of the CEO with regard to the compensation and benefits of other

16    I    Maidenform Brands, Inc.

executive officers. In furtherance of this objective, the Compensation Committee meets with the CEO, approves cash and equity incentive objectives of the executive officers, reviews with the CEO the accomplishment of these objectives and approves the base salary and other elements of compensation for the executive officers. The Compensation Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation.

The Compensation Committee also annually reviews, and makes recommendations to the Board about the compensation of non-employee directors, a function it performs in conjunction with the Board's Nominating and Governance Committee.

Our 2009 Omnibus Incentive Plan (the "Incentive Plan"), approved by our stockholders in May 2009, provides for the grant of various equity awards, such as stock options, restricted stock, stock appreciation rights ("SARs") and performance shares, as well as performance-based cash awards, to our employees and directors. The Compensation Committee is responsible for administering this Incentive Plan and it has sole authority to make awards to the CEO or any other executive officer.

In conjunction with its responsibilities related to executive compensation, the Compensation Committee also oversees the talent management process, reviews plans for executive officer succession and performs various other functions.

The Compensation Committee typically meets quarterly just prior to a Board of Directors meeting. In the 2009 Fiscal Year, the Compensation Committee set the base compensation for named executive officers, approved the annual incentive compensation payments for the 2008 fiscal year based upon the level of achievement of goals previously set for that fiscal year; approved the corporate goals and the individual goals for the 2009 Fiscal Year under the 2005 Annual Performance Bonus Plan (the "Bonus Plan") and approved awards of restricted stock to our named executive officers. In addition, the Compensation Committee met to discuss and approve compensation of Ms. Prado upon her employment by the Company in 2009 and the terms of her employment agreement.

Consultants

In 2009, the Compensation Committee engaged the services of Steven Hall & Partners, a nationally recognized compensation consulting firm, to advise on compensation for the 2009 Fiscal Year. This compensation consultant reports solely to the Compensation Committee and has not performed any other services for the Company. The compensation consultant provides advice on the alignment of executive compensation practices with the Company's financial goals, overall program design, analysis of executive packages and contracts, industry trends in compensation practices, and comparative data necessary to evaluate the Company's current practices. In 2009, the compensation consultant updated components of a comprehensive compensation study completed for the Compensation Committee in 2008, provided advice on long-term incentive program design, and assisted in drafting disclosure of compensation arrangements for the Compensation Discussion and Analysis section of the proxy.

The Compensation Committee has the ultimate authority to retain, pay, terminate and set the terms of the Company's relationship with the compensation consultant and any other outside advisors who assist the Compensation Committee in carrying out its responsibilities.

Chief Executive Officer

When considering decisions concerning the compensation of executives other than the Chief Executive Officer, the Compensation Committee obtains, reviews and approves our Chief Executive Officer's recommendations, including his detailed evaluation of each executive's performance. No named executive officer has a role in determining or recommending compensation for outside directors. The Compensation Committee has full discretion to modify the recommendations of the CEO in the course of its approval of executive officer compensation.

2010 Proxy Statement    I    17

Risk Assessment

In February 2010, the Compensation Committee reviewed the Company's compensation policies and practices for all employees, including the named executive officers, and determined that our compensation programs will not have a material adverse effect on the Company. The Compensation Committee also reviewed our compensation programs for certain design features which have been identified by experts as having the potential to encourage excessive risk-taking, including:

  •
  too great an emphasis on equity;

  •
  a compensation mix overly weighted toward annual incentives;

  •
  highly leveraged payout curves and uncapped payouts;

  •
  unreasonable goals or thresholds; and

  •
  steep payout cliffs at certain performance levels that may encourage short-term business decisions to meet payout thresholds.

The Compensation Committee noted several design features of the Company's cash and equity incentive programs for all employees that reduce the likelihood of excessive risk-taking:

  •
  The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics (revenues attributable to sales of shapewear and total stockholder return).

  •
  Maximum payout levels for bonuses payable upon achievement of corporate goals and performance awards are capped at 200 percent of target and bonuses payable upon achievement of personal goals are capped at 135%.

  •
  All regular U.S. employees participate in the same bonus plan.

  •
  Bonus and equity programs have minimum payout levels.

  •
  The Company currently does not grant stock options.

  •
  Compliance and ethical behaviors are integral factors considered in all performance assessments.

The Compensation Committee determined that, for all employees, the Company's compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Determination of Appropriate Executive Pay Levels

In determining the pay levels of our named executive officers, the Compensation Committee considers all forms of compensation and benefits and assesses "competitive market" compensation using a number of sources, including using information such as peer compensation data. The primary data source used in setting competitive market levels of total direct compensation for the named executive officers is the information publicly disclosed by members of the Peer Group. The Peer Group is generally reviewed annually for comparability and may change from year to year. As stated above, we set salary, target annual incentive awards and grant value of long-term incentive awards using Peer Group information in a process in which benchmarking is a significant consideration, although not the sole determinant of the level of compensation. For other compensation items, the Compensation Committee considers Peer Group and other information on market practices for background in order to assess whether our program is competitive, but these compensation items are not determined based on a benchmarking process.

For compensation decisions for the 2008 Fiscal Year, the peer group was identified by the outside compensation consultant, Steven Hall & Partners, and reviewed by the Compensation Committee. A Peer Group of fourteen companies was developed, and although Maidenform was smaller by all measures considered, the Compensation Committee determined that it was appropriate to benchmark the compensation of the Company's named executive officers to the median/average pay of the Peer

18    I    Maidenform Brands, Inc.

Group due to the Company's need to focus on rapid growth, external recruitment and retention of top caliber management. For 2008, the peer group for compensation decisions consisted as follows:

  •
  Carter's, Inc.

  •
  G-III Apparel Group, Ltd.

  •
  Guess?, Inc.

  •
  The Gymboree Corporation

  •
  Hampshire Group, Ltd.

  •
  Hartmarx Corporation

  •
  K Swiss Inc.

  •
  Kenneth Cole Productions, Inc.

  •
  Mothers Work, Inc.

  •
  Movado Group, Inc.

  •
  Oxford Industries, Inc.

  •
  Perry Ellis International, Inc.

  •
  Steven Madden, Ltd.

  •
  The Stride Rite Corporation

In addition to the peer group, the Compensation Committee also referred to data on a limited basis regarding Victoria's Secret, a division of Limited Brands, and The Warnaco Group, Inc. for the purpose of developing Mr. Reznik's compensation in connection with his promotion to Chief Executive Officer in 2008.

After consideration of the relevant external marketplace information, as well as internal relationships within the executive group, the Compensation Committee makes decisions regarding each of the named executive officer's target total direct compensation opportunities based on the need to attract, retain and motivate an experienced and effective management team. Ultimately, pay levels for named executive officers are determined based on a number of factors, including the individual's roles and responsibilities within the Company, the individual's experience and expertise, the pay levels for peers within the Company, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole.

Relative to the competitive market data, consistent with prior years the Compensation Committee generally intended in 2008 that the base salary, target annual incentives and long-term incentives for each executive be, in the aggregate, slightly above the median of the competitive market. In particular, our named executive officer compensation program was positioned with a base salary benchmark trending slightly more than the competitive median, based upon performance and responsibilities. The annual cash incentive opportunity was calculated as a percentage of base salary and was targeted at the 60th to 80th percentile, determined based upon the level of the position and the degree to which it impacts the business, with actual payment based on the level of attainment of annually established goals for both individual and Company performance. The annual long-term incentive opportunity reflected the difference between each named executive officer's salary and target annual incentive and the total target amount of compensation for such officer.

As noted below, base salaries remained the same in 2009 as 2008, as did target annual incentives and long-term incentives, as a percentage of total compensation, with the exception of Mr. Castellano's and Ms. Weibley Wolman's base salaries in connection with their promotions (annual incentive opportunity and long-term incentive value are determined in relation to the level of base

2010 Proxy Statement    I    19

salary, so as a result of the increase in salary due to promotions, the other components of direct compensation increased by a like percentage). As a result of the decision to not provide for merit increases in 2009, base salaries, target annual incentives and long-term incentives were not benchmarked against the Peer Group. In February 2010, the Compensation Committee determined that it was appropriate to increase the base salaries in 2010 for certain of the named executive officers. Mr. Vieth's and Ms. Prado's base salaries were increased five percent to $446,250 and $262,500, respectively, consistent with base salary increases throughout the Company, which generally ranged between three to five percent. Mr. Castellano's salary was increased seven percent to $401,651 as recognition for his contributions towards several successful product introductions and Mr. Reznik's salary was increased 8.7 percent to $625,000 as recognition of his contributions to the Company during his first full year as CEO. In 2010, the Compensation Committee expects to review the Peer Group, make recommended changes and benchmark each named executive officer's base salaries, target annual incentives and long-term incentives against the agreed upon peer group.

As noted above, notwithstanding the Company's overall market positioning objectives, pay opportunities for specific individuals may vary based on a number of factors such as scope of duties, tenure, institutional knowledge and difficulty in recruiting a new executive.

Actual total compensation in a given year will vary above or below the target compensation levels based primarily on the attainment of individual objectives, Company operating goals and the creation of stockholder value. We benchmark target levels of annual incentive award opportunities, but not the threshold and maximum payout levels of annual incentives. The minimum and maximum payout levels are established by the Compensation Committee in order that the annual incentive will serve to motivate performance throughout the year, even if it becomes apparent that the target level of performance will not be attained or will be easily exceeded. The amounts of these payouts reflect the Compensation Committee's subjective judgment of an appropriate division of the rewards from the attained level of performance between the named executive officer and the Company and its stockholders.

Risk Considerations

The Compensation Committee considers, in establishing and reviewing the executive compensation program, whether the program encourages risks which are reasonably likely to have a material adverse effect on the Company and has concluded that it does not. Base salaries are fixed in amount and thus do not encourage risk taking. While the performance-based cash bonus awards focus on achievement of short-term and annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the Company's bonus program represents a small percentage of executive officers' total compensation opportunities. The use of multiple, relatively broad performance metrics which reflect both income and expense also reduces the risk that one area of performance could be manipulated to the detriment of the Company. The Compensation Committee believes that the bonus program appropriately balances risk and desire to focus executives on specific short-term goals important to the Company's success, and that it does not encourage value tied to long-term stock price performance.

A substantial portion of the compensation provided to the named executive officers is in the form of long-term equity awards that are important to help further align executives' interests with those of the Company's stockholders. The Compensation Committee believes that these awards tend to discourage rather than encourage unnecessary or excessive risk taking since the ultimate value of the awards is tied to the Company's stock price, and since awards are staggered and subject to long-term vesting schedules to help ensure that executives have significant value tied to long-term stock price performance.

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Elements of Executive Compensation—Overview

Generally, annual compensation for our named executive officers consists of the following components:

  •
  annual base salary;

  •
  annual performance-based cash bonus awards;

  •
  long-term equity awards, which for 2009 consisted of SARs and restricted stock;

  •
  benefits and perquisites; and

  •
  post-termination compensation and benefits.

2009 Target Compensation

The graphs below show the balance of target compensation determined by the Compensation Committee for each named executive officer employed by the Company at the end of the fiscal 2009.

2009 Actual Compensation

The graphs below show the ratio of pay elements in actual compensation received for each named executive officer employed by the Company at the end of fiscal 2009.

(1)
Reflects the amount Ms. Prado received for her partial year of employment.

(2)
On March 27, 2009, the Compensation Committee approved special grants of restricted stock to Messrs. Reznik and Vieth for 175,000 shares of restricted stock and 70,000 shares of restricted stock, respectively. These grants are more fully described in the section of this proxy statement entitled "Long-Term Incentives—Long Vesting Periods Maximize Retention and Support Long-Term Focus".

2010 Proxy Statement    I    21

Elements of Executive Compensation—Details

Base Salary

The Compensation Committee annually reviews and establishes the base salaries of our named executive officers, including the Chief Executive Officer. In determining the appropriate level of base compensation, the Compensation Committee considers the named executive officer's position and responsibilities, the named executive officer's individual performance, Company performance, historical compensation, demonstrated leadership, peer group compensation data, and, as noted above, input from our Chief Executive Officer.

In order to provide for a uniform annual review date for all of our named executive officers, their salaries are reviewed and adjusted generally to be effective on or about March 15 of each year. Other than Mr. Castellano and Ms. Weibley Wolman, the named executive officers did not receive merit increases in fiscal year 2009, due to the downturn in the economy. Effective March 2009, Mr. Castellano's base salary was increased from $325,000 to $375,375 in connection with his promotion to Senior Vice President, Merchandising and Design, and Ms. Weibley Wolman's base salary was increased from $244,000 to $256,200 in connection with her promotion to Executive Vice President, Human Resources. The salary of Ms. Prado was based on an analysis of benchmark data and her then-current compensation, and, given both factors, set at the appropriate level required to attract her to the Company.

The Compensation Committee determined that it was appropriate to increase the base salaries in 2010 for the named executive officers consistent with base salary increases throughout the Company as described above in the section of this proxy statement entitled "Determination of Appropriate Executive Pay Levels."

Performance-Based Cash Bonus Awards

Both the Incentive Plan and the Bonus Plan, which have been approved by the Company's stockholders, authorize the Compensation Committee to issue performance-based cash bonus awards to compensate executive officers for achieving performance goals that are established for a specified performance period. Awards under the Incentive Plan are intended to be performance-based awards under Code Section 162(m) and awards under the Bonus Plan do not comply with the performance-based exception under Code Section 162(m) (see "Impact of Tax and Accounting" below). The Company believes that performance-based cash bonus awards are an important component of the executive compensation program because they reward the named executive officers for achieving the annual performance goals established by the Company and motivate them to continuously improve Company results by aligning a portion of their compensation with the Company's key business and financial targets as well as individual objectives.

    2009 Fiscal Year Bonus

For the 2009 Fiscal Year, our named executive officers were eligible to receive annual performance cash bonuses which was based 80% on corporate goals (70% for Messrs. Burns and Castellano) and 20% (30% for Messrs. Burns and Castellano) on individual goals. As only Mr. Reznik's cash bonus could exceed the $1 million threshold for the deduction of compensation under Code Section 162(m), his cash bonus was awarded under the Incentive Plan and was subject to stockholder approval of the Incentive Plan at the 2009 Annual Meeting. The cash bonuses for the other named executive officers were granted under the Bonus Plan and were not subject to stockholder approval.

In 2009, 50% of the performance goals (40% for Messrs. Burns and Castellano) was based on the Company's adjusted operating income (as defined below) during 2009. Our 2009 adjusted operating income target (at 100% achievement) was $44.5 million, which was 96.9% of the actual 2008 fiscal year operating income. The maximum adjusted operating income target was set at the achievement of $61.1 million, which was 133.1% of the actual 2008 fiscal year operating income, and the minimum adjusted operating income threshold was set at the achievement of $40.0 million, which was 87.1% of the actual 2008 fiscal year adjusted operating income. For the 2009 Fiscal Year (and for comparable 2008 figures referred to above), adjusted operating income was defined as the earnings (or loss) of the Company and subsidiaries before interest and taxes (determined in accordance with generally accepted accounting principles), adjusted to exclude extraordinary or non-recurring items such as restructuring

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charges, acquisition related charges, gain or loss on the sale of fixed assets, gain or loss in connection with pension freeze or pension termination, and accelerated recognition of deferred financing costs in connection with any refinancing.

20% of the 2009 performance goals was based on the Company's net sales (as defined below) during 2009. The net sales target (at 100% achievement) was $416.7 million, which was 100.8% of the actual 2008 fiscal year net sales. The maximum net sales target was set at $483.3 million, which was 116.9% of the actual 2008 fiscal year net sales, and the minimum net sales threshold was $390.0 million, which was 94.3% of the actual 2008 net sales. For the 2009 Fiscal Year (and for comparable 2008 figures referred to above), net sales was defined as net sales of the Company and its subsidiaries (determined in accordance with generally accepted accounting principles) adjusted to exclude net sales related to any acquisitions and divested property.

10% of the 2009 performance goals was based on the Company's market share (as defined below) during 2009. The market share target (at 100% achievement) was 12.8%, which was equal to the actual 2008 fiscal year market share. The maximum market share target was set at 13.34%, which was 104.2% of the actual 2008 fiscal year market share, and the minimum market share threshold was 12.46%, which was 97.3% of the actual 2008 market share. For the 2009 Fiscal Year, market share was defined as the Company's share of intimate apparel sales in department and chain stores, excluding Donna Karan, DKNY, and Luleh, as reported by the NPD Group.

The Company believes these performance goals are an effective motivator for the named executive officers as they are closely linked to stockholder value, are broadly communicated to the public, are easily understood by employees and allow for objective comparisons to peer-group performance.

Individual objectives, which accounted for the remaining 20% of the performance goals for the named executive officers (30% for Messrs. Burns and Castellano), varied based on the named executive officer's position and were based upon specified performance metrics. We believe that these personal objectives correlate the responsibilities and functions of each named executive officer to the key metrics relative to the position as well as to target levels of performance.

Mr. Reznik's individual objectives were based on improving gross margins, cost savings and inventory management. Mr. Vieth's objectives were based on improving gross margins, implementing SAP, cost savings and inventory management. Mr. Castellano's objectives were based on improving gross margins, improving calendar adherence, improving profitability and cost savings. Ms. Weibley Wolman's objectives were based on staffing for SAP implementation, organizational alignment, talent upgrading and cost initiatives. Ms. Prado's objectives were based on cost savings and improving intellectual property protections. Mr. Burns' objectives were based on inventory efficiency, positioning for international expansion, domestic market share gains in shapewear, personnel management and leading the long range planning process.

Target bonuses for our named executive officers are set as a percentage of base salary based on position responsibilities, competitive marketplace values and other relevant considerations. For 2009, the target bonuses for the named executive officers were 125% for Mr. Reznik, 80% for Mr. Vieth, 70% for Mr. Burns, 40% for Ms. Prado, 50% for Ms. Weibley Wolman and 55% for Mr. Castellano.

Achievement of the minimum threshold level of a corporate goal would entitle the named executive officers to a payment equal to 25% of the target percentage of base salary subject to such goal and achievement of the maximum target level would entitle the named executive officers to a payment equal to 200% of the percentage of base salary subject to such goal. Achievement of the minimum threshold level of the personal goals would entitle the named executive officers to a payment equal to 40% of the percentage of base salary subject to such goal and achievement of the maximum target level would entitle the named executive officers to a payment equal to 135% of the percentage of base salary subject to such goal. If achievement was between two points in the range, the bonus level payable for any goals is interpolated based upon the actual level achieved.

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Bonus opportunity levels were designed to provide the named executive officers with a competitive target bonus if the Company performs to expectation. Minimum levels are designed to provide the named executive officers with a threshold opportunity for a minimum acceptable performance. If the Company and the named executive officer exceeds expected performance, the named executive officers will be eligible for a maximum bonus in excess of the target in order to reward the named executive officer for outstanding performance by the individual and Company.

In the 2009 Fiscal Year, the Company achieved operating income of $53.2 million, which resulted in the named executive officers being entitled to payments equal to 152.3% of the portion of the bonus for the achievement of the operating income goal. The Company achieved net sales of $466.3 million for the 2009 Fiscal Year which resulted in the named executive officers being entitled to payments equal to 174.4% of the portion of the bonus for the achievement of the net sales goal. The Company also achieved market share growth of 13.5% for the 2009 Fiscal Year which exceeded the maximum target level and resulted in the named executive officers being entitled to payments equal to 200% of the portion of the bonus for the achievement of the market share goal.

No award is payable under the Bonus Plan to any individual whose employment with the Company ceases prior to fiscal year end. Accordingly, Mr. Burns was not entitled to, and did not, receive payment of his 2009 cash bonus award.

Based on the foregoing, the Compensation Committee approved payments of the following annual incentive payouts to the named executive officers for 2009 Fiscal Year performance:

	Net Sales Component	Operating Income Component	Market Share Component	Individual Goals	Total Bonus
Maurice S. Reznik	$250,674	$547,461	$143,750	$115,877	$1,057,762
Chris W. Vieth	118,580	258,973	68,000	45,723	491,276
Nanci Prado*	24,995	54,587	14,333	16,842	110,757
Gayle Weibley Wolman	44,677	97,572	25,620	29,206	197,075
Steven Castellano	72,005	125,804	41,291	46,638	285,738
Patrick J. Burns	—	—	—	—	—

*
Prorated for April 2009 start date

    2010 Fiscal Year Bonus

The Compensation Committee has approved performance-based cash annual incentive award opportunities for Messrs. Reznik, Vieth, Castellano, and Mses. Prado and Weibley Wolman (the "2010 named executive officers") for the 2010 Fiscal Year performance year (the "2010 Bonus"), subject to the achievement of corporate goals and individual objectives. As only Mr. Reznik's cash bonus may exceed the $1 million threshold for the deduction of compensation under Code Section 162(m), his award is intended to comply with the "performance-based compensation" exception under Code Section 162(m) and has been granted pursuant to the terms of the Incentive Plan. The awards for the other 2010 named executive officers will be granted pursuant to the Bonus Plan. The 2010 award for 2010 named executive officers, other than Mr. Reznik, is based 80% (70% for Mr. Castellano) on the achievement of Company goals (40% adjusted operating income (30% for Mr. Castellano), 30% net sales, and 10% market share goals) and 20% (30% for Mr. Castellano) on the achievement of individual performance objectives. Individual performance objectives include inventory management, gross margin, cost savings initiatives and inventory efficiency. For Mr. Reznik, 100% of the 2010 award is based on the achievement of Company operating income, net sales, and market share goals.

The target bonus for each of the 2010 named executive officers based on target achievement will be the same percentage of their base salary as set for 2009.

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Long-Term Incentives

Equity-based awards are a critical element in aligning the long-term interests of named executive officers with our stockholders. The Compensation Committee continually evaluates the use of equity-based awards and intends to continue to use such awards in the future. Historically, all long-term incentive grants were in the form of non-qualified stock options. In 2007, the Company began granting restricted stock and SARs in lieu of stock options to our named executive officers.

SARs Deliver More Value with Fewer Shares.    The Company believes that SARs help align the interests of our named executive officers with those of stockholders because their value increases or decreases with the Company's stock price. Compared with stock options, SARs also help minimize the dilutive effects of the Company's equity awards on the Company's stockholders. Awards are issued on the date they were approved by the Compensation Committee, except for new hires, whose grant date is the first business day of the month following the first day of their employment.

Restricted Stock Further Aligns Interests of Named Executive Officers with those of Stockholders.    The Company believes restricted stock grants also help align the interests of our named executive officers with those of our stockholders as they encourage the named executive officers to focus on the Company's long-term business objectives and long-term stock price performance and provide retention benefits as well. As with SARs, awards are issued on the date they were approved by the Compensation Committee, except for new hires, whose grant date is the first business day of the month following the first day of their employment.

Long Vesting Periods Maximize Retention and Support Long-Term Focus.    The Company believes granting awards with long vesting periods creates a substantial retention incentive and also encourages the named executive officers to focus on the Company's long-term business objectives and long-term stock price performance. Equity-based incentive awards to named executive officers are based on a target percentage of salary, which was determined using benchmark data provided by Steven Hall & Partners and was set at a level competitive with our peer companies.

On February 26, 2009, the Compensation Committee approved discretionary grants of restricted stock to each of our named executive officers employed by the Company on such date, which awards vest in four equal annual installments beginning on the first anniversary of the grant date, subject to the named executive officers' continued service through the applicable vesting dates. In determining the size of awards of restricted stock granted to the named executive officers, the Compensation Committee designated the following percentages of base salary as the value of the award: Mr. Reznik, 125%; Mr. Vieth, 65%; Mr. Burns, 65%; Mr. Castellano, 40%; and Ms. Weibley Wolman, 50%. Upon her commencement of employment with the Company in April 2009, Mr. Prado was awarded equity-based awards equal to $50,000, of which fifty percent was granted in the form of SARs (based upon the Black-Scholes value at the time of grant, as calculated consistent with the Company's financial statements) and the other fifty percent was granted in the form of restricted stock (granted on May 1, 2009). Ms. Prado's grant reflects changes made to the Company's Long-Term Incentive plan as part of the Compensation Committee's evaluation of the balance of incentive awards during 2009. The SARs vest over a four-year period beginning on the first anniversary of the grant date. All of the foregoing awards become fully vested on a change-in-control of the Company and on certain terminations of employment as described more fully in the section of this proxy statement entitled "Employment Agreements with Named Executive Officers."

On March 27, 2009, the Compensation Committee approved special grants of restricted stock to Messrs. Reznik and Vieth. Mr. Reznik received a grant of 175,000 shares of restricted stock and Mr. Vieth received a grant of 70,000 shares of restricted stock. Both grants will vest in three equal annual installments on each of the third, fourth and fifth anniversaries of the grant date. The foregoing awards become fully vested on a change-in-control of the Company and will vest as if the named executive officer's employment had continued for an additional twelve months on certain terminations of employment as described more fully in the section of this proxy statement entitled "Employment Agreements with Named Executive Officers." The Compensation Committee approved the special grant to Mr. Reznik in acknowledgment of his succession to the CEO role, to align him more closely with the Company's stockholders; and to retain him as the Company believes that he is critical to the future success of the

2010 Proxy Statement    I    25

Company and his departure would be detrimental to the Company's operations. The Compensation Committee approved the special grant to Mr. Vieth in acknowledgment of his critical role as chief operating officer and to retain him as his leadership and strong operations competencies make him an invaluable asset that is critical to Mr. Reznik's success. The value of the grants have been benchmarked to place Messrs. Reznik and Vieth at median for their respective positions.

See the Grant of Plan-Based Awards Table for more information regarding the restricted stock and SARs granted to the named executive officers in the 2009 Fiscal Year.

In 2009, the Compensation Committee continued evaluating the balance of SARs, stock options, restricted stock and other stock-based awards to focus on the preservation of share value generated in recent years while providing significant incentives for continuing growth in stockholder value. Based upon such evaluation, the Compensation Committee approved the Maidenform 2010 Long-Term Incentive Plan (the "2010 LTI Plan") for the named executive officers, providing for long-term incentives to be provided by an annual grant providing three component equity awards, SARs, restricted stock and performance shares. The 2010 LTI Plan is designed to:

  •
  provide incentives to senior management of the Company to achieve key business priorities and objectives;

  •
  hold senior management accountable for performance against targets;

  •
  encourage stock ownership across the senior management team and align their interest with those of stockholders;

  •
  focus on long-term success; and

  •
  provide a competitive compensation structure designed to attract and retain senior management talent at the Company.

The Plan is effective for the fiscal year beginning January 3, 2010.

The 2010 LTI Plan is structured to provide eligible leadership employees ("Participants") an opportunity to earn an equity incentive aligned to each Participant's position with the Company. The equity incentive consists of three types of grants:

  •
  stock-settled SARs that vest over a four-year period beginning on the first anniversary of the grant date;

  •
  restricted stock that vests over a four-year period beginning on the first anniversary of the grant date; and

  •
  performance shares to be paid in common stock at the end of three years conditioned on achievement of certain pre-determined performance measures ("Performance Shares") as described below.

The fiscal 2010 Performance Share award will be based on two performance measures, each of which will represent 50% of the total award, if earned. The first measure is based on the absolute revenue attributable to sales of shapewear at the end of the three-year period commencing January 1, 2010 and ending December 31, 2012 (the "absolute measure"). The second measure is based on our relative total stockholder return (the "relative measure") over the same three-year period as compared to the stock of the 58 publicly traded companies that share Maidenform's Global Industry Classification System (GICS) code—Apparel, Accessories & Luxury Goods (25203010) (the "TSR Peer Group").

With respect to the absolute measure, the number of shares to be granted to the named executive officers will depend upon Maidenform's global shapewear sales in 2012, the third year of the plan. Named executive officers will receive 25% of the award if 80% of the target is achieved, 63% of the award if 90% of the target number is achieved, 100% of the award if 100% of the target number is achieved, 150% of the award if 110% of the target is achieved and 200% of the award if 120% of the target number is achieved. For results between these percentile rankings, payment is determined by interpolation. There is no payout for achievement of less than 80% of the target number.

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With respect to the relative measure, named executive officers will receive 25% of the award if we rank at the 35th percentile, 50% of the award if we rank at the 40th percentile, 100% of the award if we rank at the 50th percentile, 133% of the award if we rank at the 60th percentile, 167% of the award if we rank at the 70th percentile and 200% if we rank at the 80th percentile or higher. For results between these percentile rankings, payment is determined by interpolation. There is no payout for a ranking below the 35th percentile.

In reviewing the 2010 LTI Plan, the Compensation Committee also assessed the appropriate distribution of value among the three grant types, as well as the corporate objectives each type of grant was intended to encourage executives to address. Based on consideration of these issues, the Compensation Committee determined that, in the case of the named executive officers, one-third of the estimated equity grant value should be in the form of Performance Shares, one-third should be in the form of SARs and one-third in the form of restricted stock (assuming target performance). With respect to executives, other than the named executive officers, eligible to participate in the 2010 LTI Plan, the Compensation Committee determined that, 50% of the estimated equity grant value should be in the form of SARs and 50% should be in the form of restricted stock (assuming target performance). For all other eligible employees, it was determined that they would receive 100% of the estimated equity grant in the form of restricted stock (assuming target performance).

Benefits and Perquisites

The Company's executive compensation program also includes other benefits and perquisites. These benefits include annual matching contributions to named executive officers' 401(k) plan accounts, Company-paid medical benefits, group term life insurance coverage and (other than for Mr. Castellano) an auto allowance (or in the case of Mr. Reznik, an auto allowance and car service). Through 2006, these included a benefit accrual under a defined benefit pension plan, which plan was frozen as to participation and benefit accrual on January 1, 2007. The Company annually reviews these other benefits and perquisites and makes adjustments as warranted, based on the Committee's subjective assessment of competitive practices, the Company's performance and the individual's responsibilities and performance. See the "All Other Compensation" column in the Summary Compensation Table and the related footnote for further information regarding these benefits and perquisites.

Post-Termination Compensation and Benefits

The employment agreements for our named executive officers generally provide for severance if the named executive officer's employment is terminated by the Company without cause, by the named executive officer for good reason or as a result of non-renewal of the employment agreement. A description of termination events that trigger post termination pay and benefits for our named executive officers can be found in the section of this proxy statement entitled "Employment Agreements with Named Executive Officers" and in the Potential Payments Upon Termination or Change-In-Control Table.

Equity awards are subject to accelerated vesting in the event of the sale of the Company to an unrelated third party. In addition, under certain circumstances described in the section of this proxy statement entitled "Employment Agreements with Named Executive Officers" and quantified in the Potential Payments Upon Termination or Change-In-Control Table, stock options, SARs and restricted stock granted to the named executive officers may vest earlier than the time-based schedule based upon the occurrence of certain specified events, as described in the footnotes to the Potential Payments Upon Termination or Change-In-Control Table.

The compensation provided to named executive officers in connection with a change-in-control, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change-in-control while relatively free of concern for the executive's own situation or the need to seek employment elsewhere. Second, change-in-control transactions take time to unfold, and a stable management team can help to preserve the Company's operations, which a buyer normally will require, or if a change-in-control transaction is not completed can help ensure that the Company's business will continue without undue disruption. Third, some buyers seek for a management team to remain intact after an acquisition, so that encouraging such stability can add value to the Company in the eyes of a buyer. Finally, we believe that

2010 Proxy Statement    I    27

the change-in-control protections in place encourage management to consider on an ongoing basis whether a strategic transaction might be advantageous to our stockholders, even one that would vest control of the Company in a third party. The Compensation Committee believes that the potential cost of executive change-in-control compensation, as a percentage of the potential buyout price, would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its stockholders.

We believe that a strong, experienced management team is essential to the best interests of the Company and our stockholders. In addition, we recognize the possibility that a change-in-control could arise and result in the departure or distraction of the named executive officers to the detriment of the Company and our stockholders. We have entered into employment agreements with each of our named executive officers in order to attract, retain, motivate and compensate qualified executive officers and to minimize potential employment security concerns arising in the course of negotiating and completing a possible future change-in-control transaction.

On January 16, 2009, the Company entered into a separation agreement with Mr. Masket setting forth the terms and conditions of his retirement and resignation from the Company effective as of March 6, 2009. In consideration for Mr. Masket's agreement to waive and release any claims he may have against the Company and related parties, Mr. Masket received payment of an amount equal to $372,395, paid in installments over a period of 12 months from the resignation date, a monthly payment equal to 100% of his costs for COBRA coverage under the Company's group health and dental benefits until the earlier of eighteen months or his becoming eligible for such benefits from a subsequent employer, and executive outplacement services up to a maximum of $10,000.

Impact of Tax and Accounting

The Compensation Committee reviews and considers the various tax and accounting implications of compensation vehicles adopted by the Company.

When determining amounts of equity-based grants to executives and employees, the Compensation Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options and other share-based payments result in an accounting charge for the Company. The accounting charge is equal to the fair value of the instruments being issued, which is amortized over the requisite service period, which generally means the vesting period of the instruments. The Compensation Committee also carefully considers the impact of using market conditions (e.g., share price or total stockholder return) as a performance metric under the 2009 Omnibus Incentive Plan, mindful of the fact that if the condition is not achieved, the accounting charge would not be reversible.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation the Company can deduct in any one year for compensation paid to the Chief Executive Officer and three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company's chief financial officer) per year. However, the $1 million deduction limit does not apply to performance-based compensation under a plan that has been approved by the Company's stockholders. While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with the Company's goal for its executive compensation program even if the award is not deductible by the Company for tax purposes.

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Conclusion

After careful review and analysis, we believe that each element of compensation and the total compensation provided to each of our named executive officers is reasonable and appropriate. The value of the compensation payable to the named executive officers is significantly tied to our performance and the return to our stockholders. We believe that our compensation programs will allow us to attract, retain, motivate and compensate the top performing management team needed to sustain future growth in corporate and stockholder value.

 Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be "soliciting material" or "filed" with the SEC and shall not be deemed to be incorporated by reference into any such filing.

COMPENSATION COMMITTEE REPORT

Based on the Compensation Committee's review and discussions with management of the Company, the Compensation Committee recommended to the Board of Directors that the Company's Compensation Discussion & Analysis be included in the Company's Proxy Statement prepared in connection with the 2010 Annual Meeting and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended January 2, 2010.

Submitted by the Compensation Committee of the Board of Directors:
Norman Axelrod (Chair) Harold Compton Karen Rose

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EXECUTIVE OFFICERS

The executive officers of Maidenform Brands, Inc., and their ages and positions as of April 6, 2010, are:

Maurice S. Reznik	56	Chief Executive Officer and Director
Christopher W. Vieth	45	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Gayle Weibley Wolman	59	Executive Vice President, Human Resources
Nanci Prado	40	Executive Vice President, General Counsel and Corporate Secretary
Steven Castellano	46	Senior Vice President, Merchandising and Design Operations

Maurice S. Reznik is our Chief Executive Officer and a Director. See "Proposal One—Election of Directors—General" for a discussion of Mr. Reznik's business experience.

Christopher W. Vieth has been our Executive Vice President, Chief Operating Officer and Chief Financial Officer since May 2008. In this role, Mr. Vieth leads the Company's operational, financial and information technology functions. Mr. Vieth joined Maidenform from Blue Tulip Corporation, where he served as Chief Administrative Officer and Chief Financial Officer from November 2006 until April 2008. In January 2009, Blue Tulip filed for bankruptcy under Chapter 11 of the Federal Bankruptcy Code. Prior to joining Blue Tulip, Mr. Vieth was Chief Financial Officer for Dow Jones and Company where he also served as Vice President of Finance and Chief Accounting Officer from July 2000 until October 2006. From 1995 to 2000, he held senior finance and operational positions at Barnes & Noble, Inc., including Vice President and Controller. Mr. Vieth spent eight years at Amerada Hess Corporation, from 1987 to 1995, where he held a series of positions of increasing responsibility in the company's audit, accounting and financial planning divisions. Mr. Vieth is a certified public accountant and is a member of the New Jersey Society of Certified Public Accountants. Mr. Vieth received a B.A. in Accounting from Saint Francis College.

Gayle Weibley Wolman has been our Executive Vice President, Human Resources since her promotion from Senior Vice President in March 2009. Prior to joining us in June 2006, Ms. Weibley Wolman was Executive Vice President, Human Resources for Right Management from 2002 to December 2005, and Director, Human Resources for Dechert LLP from 2001 to 2002. Prior to that, Ms. Weibley Wolman served as business management consultant leading organizational re-engineering and transformation work for global Fortune 500 companies as well as not-for-profit domestic organizations. Ms. Weibley Wolman received a B.S. in Music Education from Temple University and an M.S. in Human Organization Science from Villanova University.

Nanci Prado has been our Executive Vice President, General Counsel and Corporate Secretary since April 2009. Prior to joining Maidenform, she served as General Counsel and Corporate Secretary from August 2006 until December 2008 at Omrix Biopharmaceuticals, Inc. After Omrix' acquisition by Johnson & Johnson in December 2008 and prior to joining Maidenform, Ms. Prado served as VP-Law, Johnson and Johnson Wound Management and as Assistant General Counsel at Johnson and Johnson. Prior to joining Omrix, Ms. Prado was a partner in the Corporate Group of the New York office of Dorsey & Whitney LLP. Previously, she was an attorney in the Business and Technology Group in the New York office of Brobeck, Phleger & Harrison LLP. Ms. Prado received her bachelor's degree from Pomona College and her J.D. from Stanford University.

Steven Castellano has been our Senior Vice President of Merchandising and Design Operations since 2008. In this role, Mr. Castellano is responsible for the overall design of the Maidenform, Flexees, Control It! and Lilyette product lines. From 2003 to 2008, he served as our Vice President, Design. Prior to joining Maidenform, Mr. Castellano served as Director, Design at Kellwood, Inc. from 2000-2003. From 1992 to 2000, Mr. Castellano was a designer for Maidenform and Lilyette. Mr. Castellano held a series of design positions at Wacoal, Inc. and Bestform, Inc. from 1987-1990.

30    I    Maidenform Brands, Inc.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information with respect to the compensation received during the last three fiscal years by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) three other executive officers who were serving as executive officers at the end of our last fiscal year and (iii) two individuals for whom disclosure would have been provided as one of the three most highly compensated executive officers but for the fact they were not serving as executive officers of the Company at the end of our last fiscal year. These executives are referred to as our "named executive officers" elsewhere in this Proxy Statement. No other individual served as an executive officer of the Company during the last fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Maurice S. Reznik	2009	$575,000	$—	$2,529,564	$—	$1,057,762	$1,310	$34,819	$4,198,455
Chief Executive Officer and	2008	559,134	103,644	359,369	359,375	40,106	1,236	41,579	1,464,443
Director	2007	501,071	—	249,997	253,093	448,109	—	18,297	1,470,567
Christopher W. Vieth	2009	425,000	—	999,161	—	491,276	—	13,451	1,928,888
Executive Vice President, Chief Operating	2008	253,365	65,190	138,127	138,124	11,310	—	5,128	611,244
Officer and Chief Financial Officer	2007	—	—	—	—	—	—	—	—
Gayle Weibley Wolman	2009	253,550	—	86,543	—	197,075	—	14,977	552,145
Executive Vice President, Human	2008	240,897	17,619	30,503	30,498	6,808	—	17,051	343,376
Resources	2007	227,570	—	28,627	28,979	97,039	—	35,072	417,287
Nanci Prado(6)	2009	173,077	—	25,003	25,004	110,757	—	6,625	340,466
Executive Vice President, General	2008	—	—	—	—	—	—	—	—
Counsel and Secretary	2007	—	—	—	—	—	—	—	—
Steven Castellano	2009	353,375	—	161,015	—	285,738	678	5,485	806,291
Senior Vice President, Merchandising	2008	322,300	41,848	56,878	56,876	9,974	640	9,769	498,285
and Design Operations	2007	299,369	—	30,156	30,534	87,901	604	9,390	457,954
Patrick J. Burns(7)	2009	343,245	—	77,765	—	—	—	118,642	539,652
Former Executive Vice President, Sales	2008	89,904	150,000	138,128	138,126	—	—	1,498	517,656
and Marketing	2007	—	—	—	—	—	—	—	—
Steven N. Masket(8)	2009	54,808	—	—	—	—	58,175	310,796	423,779
Former Executive Vice President, General	2008	282,885	—	85,496	85,499	8,747	22,797	19,212	504,636
Counsel and Secretary	2007	272,035	—	82,498	83,517	100,763	—	18,297	557,110

(1)
Amounts represent (a) a discretionary bonus to Messrs. Reznik, Vieth, Castellano, and Ms. Weibley Wolman, and (b) Mr. Burns' guaranteed performance bonus of $100,000 and a $50,000 signing bonus pursuant to his employment agreement.

(2)
Amount shown represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See Note 2, "Summary of Significant Accounting Policies," under the heading "Stock-based compensation," and Note 11, "Stock-Based Compensation," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 for the assumptions made for valuing stock-based compensation under FASB ASC Topic 718.

(3)
Amounts represent bonus earned pursuant to the 2005 Annual Performance Bonus Plan for Fiscal Years 2009, 2008 and 2007, which were approved by the Compensation Committee and paid in March 2010, 2009 and 2008, respectively.

(4)
The amounts for the Fiscal Years 2009, 2008 and 2007 are comprised entirely of changes between December 31, 2008 and December 31, 2009, changes between December 31, 2007 and December 31, 2008 and changes between December 31, 2006 and December 31, 2007, respectively, in the actuarial present value of the accumulated pension benefits of each of the named executive officers. Our benefit plans operate in the same manner for all participants in each plan and there is no special formula for the Chief Executive Officer or any other named executive officer. Of our named executive officers, only Mr. Masket elected to participate in the supplemental benefit portion of the Maidenform, Inc. Retirement Plan, which is described under caption "Maidenform, Inc. Retirement Plans." See Note 8, "Benefit Plans," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended January 2, 2010 for the assumptions made in calculating the change in pension value. The Maidenform, Inc. Retirement Plan was frozen as to future benefit accruals and participation effective on January 1, 2007.

2010 Proxy Statement    I    31

(5)
Amounts represent the value of perquisites and other personal benefits which are further detailed below.

Named Executive Officer	Year	Car Service	Automobile Allowance	Company Matched 401(k) Contribution	Group Life Insurance	Severance	Accrued Vacation	Total
Maurice S. Reznik	2009	$19,842	$8,400	$4,900	$1,677	$—	$—	$34,819
Christopher W. Vieth	2009	—	8,400	4,661	390	—	—	13,451
Gayle Weibley Wolman	2009	—	8,400	4,900	1,677	—	—	14,977
Nanci Prado	2009	—	5,600	797	228	—	—	6,625
Steven Castellano	2009	—	—	4,900	585	—	—	5,485
Patrick J. Burns	2009	—	7,000	4,007	488	85,897	21,250	118,642
Steven N. Masket	2009	—	1,400	2,029	419	294,890	12,058	310,796
(6)
Ms. Prado's employment commenced in April 2009. The salary amount shown reflects the amount she received for her partial year of employment. Her annualized base salary for 2009 was $250,000.

(7)
Mr. Burns served as Executive Vice President, Sales and Marketing until October 2009. The salary amount shown reflects the amount he received for his partial year of employment and compensation received upon his departure from the Company pursuant to the terms of his employment agreement. His annualized base salary for 2009 was $425,000.

(8)
Mr. Masket retired as Executive Vice President, General Counsel and Secretary effective March 2009. The salary amount shown reflects the amount he received for his partial year of employment, including during a transition period from January 16, 2009 through his resignation date pursuant to the terms of his separation agreement. His annualized base salary for 2009 was $285,000.

Grants of Plan-Based Awards in the 2009 Fiscal Year

In the 2009 Fiscal Year, grants were made to our named executive officers pursuant to the 2009 Omnibus Incentive Plan for Mr. Reznik and pursuant to the 2005 Stock Incentive Plan for the other named executive officers other than Mr. Masket. For a detailed description please see the sections entitled Annual Performance Bonus and Long-Term Incentives in the Compensation Discussion and Analysis in this proxy statement.

					All Other Stock Awards: Number of Shares of Stock or Units(2) (#)		All Other Option Awards: Number of Securities Underlying Options(3) (#)				Grant Date Fair Value of Stock and Option Awards(5) ($)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)							Exercise or Base Price of Option Awards(4) ($/Sh)	Closing Market Price on Date of Grant ($/Sh)
Named Executive Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Maurice S. Reznik		$201,250	$718,750	$1,344,063
	3/27/2009				82,331	(6)					$809,314
	3/27/2009				175,000	(7)					1,720,250
Christopher W. Vieth		95,200	340,000	635,800
	3/27/2009				31,644	(6)					311,061
	3/27/2009				70,000	(7)					688,100
Gayle Weibley Wolman		35,868	128,100	239,547
	3/27/2009				8,804	(6)					86,543
Nanci Prado(8)		20,067	71,667	134,017
	5/1/2009				1,961	(6)					25,003
	5/1/2009						4,790	(6)	12.75	12.74	25,004
Steven Castellano		60,905	206,456	372,654
	3/27/2009				16,380	(6)					161,015
Patrick J. Burns		87,763	297,500	536,988
	3/27/2009				7,911	(6)					77,765

(1)
Amounts shown represent the threshold, target and maximum awards that could have been earned by the named executive officer based on the level of achievement of the performance goals established by the Compensation Committee for the 2009 Fiscal Year pursuant to a performance-based cash bonus awarded under our 2009 Omnibus Incentive Plan for Mr. Reznik and under our 2005 Annual Performance Bonus Plan for the other named executive officers. Amounts were payable based on the level of achievement of separate performance metrics, which are aggregated in the table. Therefore, payouts below the indicated threshold level were possible in cases in which performance met the threshold performance level for one performance metric but not for others. The actual amount paid pursuant to the performance-based cash bonus for the 2009 Fiscal Year is included in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.

(2)
Amounts shown reflect restricted stock granted to the named executive officer in the 2009 Fiscal Year.

(3)
Amounts shown reflect SARs granted to the named executive officer in the 2009 Fiscal Year.

(4)
Amounts shown reflect the closing price of our Common Stock on the trading day immediately preceding the date of grant pursuant to the terms of the 2005 Annual Performance Bonus Plan.

32    I    Maidenform Brands, Inc.

(5)
The value of the restricted stock or SARs awards is based on the fair value as of the grant date of such award determined pursuant to FASB ASC Topic 718, and disregards estimates of forfeitures related to service-based vesting conditions. An executive will realize value from SARs only to the extent that, at the time of exercise, the market price of the underlying Common Stock exceeds exercise price, which is an amount that likely will differ from the grant date fair value reflected above.

(6)
These awards of SARs and restricted stock, as applicable, vest on each of the first, second, third and fourth anniversaries of the grant date, subject to limited acceleration in certain specified circumstances.

(7)
These awards of restricted stock, vest on each of the third, fourth and fifth anniversary of the grant date, subject to limited acceleration in certain specified circumstances.

(8)
Amounts shown represent a pro-rated payout based on a full year payout of $28,000, $100,000 and $187,000, respectively.

2010 Proxy Statement    I    33

Outstanding Equity Awards at January 2, 2010

	Option Awards							Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Maurice S. Reznik	1,737		—		$0.06		1/28/2012
	42,861		—		1.82		12/31/2010
	34,302		—		3.64		8/4/2014
	75,000		—		17.00		7/22/2012
	17,170		17,171	(1)	19.11	(2)	5/24/2014
	16,856		50,569	(3)	14.96	(2)	8/18/2015
								6,541	(1)	$109,169
								18,017	(3)	300,704
								82,331	(4)	1,374,104
								175,000	(5)	2,920,750
Christopher W. Vieth	6,406		19,220	(6)	15.04	(2)	6/2/2015
								6,888	(6)	114,961
								31,644	(4)	528,138
								70,000	(5)	1,168,300
Gayle Weibley Wolman	7,500		2,500	(7)	12.48		6/5/2013
	1,966		1,966	(1)	19.11	(2)	5/24/2014
	1,430		4,292	(3)	14.96	(2)	8/18/2015
								749	(1)	12,501
								1,530	(3)	25,536
								8,804	(4)	146,939
Nanci Prado			4,790	(8)	12.75	(2)	5/1/2016
								1,961	(8)	32,729
Steven Castellano	750		—		1.82		12/31/2010
	2,250		—		17.00		7/22/2012
	2,071		2,072	(1)	19.11	(2)	5/24/2014
	2,667		8,004	(3)	14.96	(2)	8/18/2015
								789	(1)	13,168
								2,852	(3)	47,600
								16,380	(4)	273,382
Steven N. Masket	434		—		0.06		1/28/2012
	11,430		—		1.82		12/31/2010
	32,018	(9)	—		3.64		3/6/2011
	22,500		—		17.00		3/6/2010
	2,833		—		19.11	(2)	3/6/2010

(1)
These awards of SARs and restricted stock, as applicable, vest on each of the first, second, third and fourth anniversary of the grant date, May 24, 2007, subject to limited acceleration in certain specified circumstances.

(2)
Represents the reference price of the SARs awards.

(3)
These awards of SARs and restricted stock, as applicable, vest on each of the first, second, third and fourth anniversary of the grant date, August 18, 2008, subject to limited acceleration in certain specified circumstances.

(4)
These awards of restricted stock, vest on each of the first, second, third and fourth anniversary of the grant date, March 27, 2009, subject to limited acceleration in certain specified circumstances.

(5)
These awards of restricted stock, vest on each of the third, fourth and fifth anniversary of the grant date, March 27, 2009, subject to limited acceleration in certain specified circumstances.

(6)
These awards of SARs and restricted stock, as applicable, vest on each of the first, second, third and fourth anniversary of the grant date, June 2, 2008, subject to limited acceleration in certain specified circumstances.

34    I    Maidenform Brands, Inc.

(7)
These options vest on each of the first, second, third and fourth anniversary of the grant date, June 5, 2006, subject to limited acceleration in certain specified circumstances.

(8)
These awards of SARs and restricted stock, as applicable, vest on each of the first, second, third and fourth anniversary of the grant date, May 1, 2009, subject to limited acceleration in certain specified circumstances.

(9)
These awards will expire on March 6, 2011 as a result of Mr. Masket's retirement.

Option Exercises and Stock Vested in the 2009 Fiscal Year

The following table lists the number of shares of our Common Stock acquired and the value realized as a result of stock option and SARs exercises and vesting of restricted stock by our named executive officers in the 2009 Fiscal Year.

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Maurice S. Reznik	180,000	2,263,498	9,276	133,003
Christopher W. Vieth	—	—	2,296	30,146
Gayle Weibley Wolman	—	—	884	12,517
Nanci Prado	—	—	—	—
Steven Castellano	750	8,378	1,345	19,483
Patrick J. Burns	8,969	38,746	5,122	79,084
Steven N. Masket	25,129	319,970	—	—

(1)
Value realized on exercise is based on the fair market value of our Common Stock on the date of exercise less the exercise price, multiplied by the number of shares underlying the exercised options.

(2)
Value realized on vesting is based on the number of shares acquired on vesting, and the market price of the Company's stock on the day of vesting.

Pension Benefits

The following table reflects the present value of benefits accrued by each of the named executive officers eligible for the Maidenform, Inc. Retirement Plan.

Named Executive Officer	Number of Years Credited Service #	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Maurice S. Reznik	9	$23,144	$—
Steven Castellano	6	11,987	—
Steven N. Masket	25	460,908	23,860

(1)
Generally, compensation utilized for pension formula purposes includes salary and annual bonus not to exceed the ERISA and Code maximum compensation. Amounts related to equity awards are not included in the calculation of compensation for purposes of the pension benefit. Our pension plan, which is intended to be a tax-qualified defined benefit retirement plan, operates in the same manner for all participants and there is no special formula for the Chief Executive Officer or any of the other named executive officers. Of our named executive officers, only Mr. Masket has elected to participate in the supplemental benefit portion of the Maidenform, Inc. Retirement Plan, which is described under caption "Maidenform, Inc. Retirement Plans". The values reported in the "Present Value of Accumulated Benefit" column are theoretical and calculated and presented pursuant to SEC requirements and are based on assumptions used in preparing our audited financial statements for the year ended January 2, 2010. The Maidenform, Inc. Retirement Plan was frozen as to future benefit accruals and participation effective on January 1, 2007. See Note 8, "Benefit Plans," to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended January 2, 2010 for the assumptions made in calculating the change in pension value.

2010 Proxy Statement    I    35

Potential Payments Upon Termination or Change-In-Control

The table below describes and estimates additional compensation and benefits that our named executive officers would become entitled to pursuant to their employment agreements and other agreements entered into between us and them upon a termination of their employment in certain circumstances or in the event of a change-in-control, in each case assuming such event had occurred on January 2, 2010. Where applicable, the amounts payable assume a $16.69 fair value of our Common Stock (the closing price on December 31, 2009). We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our named executive officers would receive in such circumstances. The table excludes (i) compensation amounts accrued through January 2, 2010 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our retirement plans that are generally available to all of our salaried employees. In addition, where applicable, the amounts reflected for bonuses reflect the actual amounts paid to the named executive officers for the 2009 Fiscal Year, since the hypothetical termination or change-in-control date is the last day of the fiscal year for which the bonus is to be determined.

As discussed elsewhere in this proxy statement, Mr. Masket retired from his employment with us in March 2009. The actual payments payable to, and the actual benefits to be received by, Mr. Masket in connection with such termination of his employment are set forth below under the heading "Separation Agreement with Mr. Masket."

Name	Trigger Event	Base Salary(1) ($)	Bonus ($)		Health Benefits(5) ($)	Acceleration of Equity Awards(6) ($)	Out- placement(7) ($)	Total ($)
Maurice S. Reznik	Termination Without Cause or for Good Reason (Post-CIC Termination)	$862,500	$781,250	(2)	$48,360	$4,792,212	$10,000	$6,494,322
	Termination Without Cause or for Good Reason (not a Post-CIC Termination)	862,500	515,326	(3)	48,360	527,491	10,000	1,963,677
	Change-in-Control—No Termination	—	—		—	4,792,212	—	4,792,212
	Death or Disability	—	1,057,762	(4)	—	527,491	—	1,585,253
Christopher W. Vieth	Termination Without Cause or for Good Reason (Post-CIC Termination)	425,000	357,000	(2)	30,616	1,843,112	—	2,655,728
	Termination Without Cause or for Good Reason (not a Post-CIC Termination)	425,000	251,293	(3)	30,616	180,926	—	887,835
	Change-in-Control—No Termination	—	—		—	1,843,112	—	1,843,112
	Death or Disability	—	491,276	(4)	—	180,926		672,202
(Footnotes appear on the next page)

36    I    Maidenform Brands, Inc.

Name	Trigger Event	Base Salary(1) ($)	Bonus ($)		Health Benefits(5) ($)	Acceleration of Equity Awards(6) ($)	Out- placement(7) ($)	Total ($)
Gayle Weibley Wolman	Termination Without Cause or for Good Reason (Post-CIC Termination)	256,200	128,100	(2)	20,223	202,925	—	607,448
	Termination Without Cause or for Good Reason (not a Post-CIC Termination)	256,200	103,911	(3)	20,223	64,489	—	444,823
	Change-in-Control—No Termination	—	—		—	202,925	—	202,925
	Death or Disability	—	197,075	(4)	—	64,489	—	261,564
Nanci Prado	Termination Without Cause or for Good Reason (Post-CIC Termination)	250,000	110,757	(2)	—	51,602	—	406,602
	Termination Without Cause or for Good Reason (not a Post-CIC Termination)	250,000	105,000	(3)	—	12,894	—	373,651
	Change-in-Control—No Termination	—	—		—	51,602	—	51,602
	Death or Disability	—	110,757	(4)	—	12,894	—	123,651
Steven Castellano	Termination Without Cause or for Good Reason (Post-CIC Termination)	375,375	220,908	(2)	30,267	347,997	—	974,547
	Termination Without Cause or for Good Reason (not a Post-CIC Termination)	375,375	138,496	(3)	30,267	95,409	—	639,547
	Change-in-Control—No Termination	—	—		—	347,997	—	347,997
	Death or Disability	—	285,738	(4)	—	95,409	—	381,147

(1)
Represents an amount equal to their base salary, except that with respect to Mr. Reznik, the amount represents an amount equal to 1.5 times his base salary.

(2)
Represents a lump sum payment in the event of a termination of employment by us without Cause or by for the named executive officer for Good Reason within 2 years following the consummation of a change-in-control (a "Post-CIC Termination") equal to one times the greater of the named executive officer's average annual bonus for the three fiscal years ended January 2, 2010 (the "3-year Average Bonus Amount") and the named executive officer's target bonus for the 2010 Fiscal Year.

(3)
Represents a lump sum payment in the event of a termination of employment by us without Cause or by the named executive officer for Good Reason that is not a Post-CIC Termination equal to one times the lesser of the 3-year Average Bonus Amount and the named executive officer's target bonus for the 2010 Fiscal Year.

(4)
Represents a lump sum payment equal to the named executive officer's actual annual bonus received for the 2009 Fiscal Year.

(5)
Represents our payment for the cost of continuation of health coverage for up to 12 months (or, 18 months, with respect to Mr. Reznik) following termination.

(6)
Represents the fair market value of our Common Stock on January 2, 2010, less the exercise price, if applicable, multiplied by the number of shares of our Common Stock underlying all equity awards held by the named executive officer on such date that would have become vested and exercisable or for which the restrictions thereon would have lapsed had such event occurred on such date.

(7)
Represents our payments for the cost of outplacement services.

2010 Proxy Statement    I    37

Long-Term Incentive Plans

The Company had no long-term incentive plans during Fiscal Year 2009 other than its 2009 Omnibus Incentive Plan (formerly the 2005 Stock Incentive Plan).

Report on Repricing of Options

There were no adjustments or amendments to the exercise price of stock options previously awarded to any of the named executive officers during the last fiscal year.

EMPLOYMENT AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

Employment Agreements with Messrs. Reznik, Vieth, Castellano, and Mses. Prado and Weibley Wolman

Messrs. Reznik, Vieth, Castellano, and Mses. Prado and Weibley Wolman all entered into employment agreements with us and our wholly-owned subsidiary Maidenform, Inc. that provide substantially the same terms, except as described below.

Each of the employment agreements provides for a one-year employment term with automatic one-year renewals for successive one year periods unless either party decides to terminate the agreement on 120 days' notice. The employment agreements provide that such named executive officers will receive an annual base salary in the amounts set forth below, subject to increase (but not decrease) as determined by the Compensation Committee:

Base Salary
Maurice S. Reznik	$625,000
Christopher W. Vieth	446,250
Nanci Prado	262,500
Gayle Weibley Wolman	256,200
Steven Castellano	401,651

The employment agreements provide that for fiscal year 2009 and subsequent years the annual bonuses for such named executive officers will be based on performance goals permitted under, and subject to, our bonus plans under in which such officers are eligible to participate (see "Compensation Discussion and Analysis—Elements of Executive Compensation—Details—Annual Performance Bonus" for a discussion regarding the 2009 Fiscal Year annual bonus for our named executive officers). Each such named executive officer is also entitled to participate in all benefit plans and programs available to our other senior employees.

Each of the employment agreements provide that the named executive officer will be entitled to severance payments if his or her employment is terminated by us without "cause" or by the named executive officer with "good reason" (see definitions below), or if we elect not to extend the term of the agreement. Subject to the named executive officers execution of a general release of claims, the employment agreements provide for the following severance payments and benefits:

  •
  for Mr. Reznik, an amount equal to 1.5 times his then current base salary and for the other named executive officers an amount equal to their then current base salary;

  •
  an amount equal to (x) in the event of a termination of his or her employment without cause or for good reason within 2 years following a change-in-control (see below) (a "Post CIC Termination"), an amount equal to 1 times the greater of (i) an amount equal to such named executive officers average annual bonus over the three fiscal years immediately preceding his or her termination of employment (or, if less, the actual number of years of employment and determined by annualizing the bonus actually paid with respect to any partial year of employment) (the "3-year Average Bonus") and (ii) his or her target bonus for the year in which the termination occurs; or (y) in the event of a termination without cause

38    I    Maidenform Brands, Inc.

    or for good reason that is not a Post CIC Termination, an amount equal to 1 times the lesser of (i) such named executive officers 3-year Average Bonus and (ii) his or her target bonus for the year in which the termination occurs; and

  •
  if such named executive officer (or his or her dependents) timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), we will pay the cost of such COBRA coverage in an amount equal to 100% of the monthly premium for such coverage for up to 18 months in the case of Mr. Reznik and for up to 12 months for the other named executive officers.

In addition to the foregoing, Mr. Reznik's employment agreement also provides that upon any such termination, we will pay for outplacement services (up to a maximum of $10,000) until he obtains subsequent employment, but in no event beyond the last day of the second year following the year in which the termination occurs.

The employment agreements provide that if such named executive officers die or if we terminate their employment due to their having suffered a "disability" (as defined in the employment agreements), such named executive officer will be entitled to payment of an amount equal to the bonus he or she would have been entitled to receive for the year of termination had his or her employment not terminated, such amount to be prorated based on his or her period of employment during the year of termination and based upon actual results of the applicable performance goals.

The employment agreements provide that any equity awards granted to such named executive officers will vest and become exercisable in equal annual installments on each anniversary of the grant date over a four year period for so long as such named executive officer remains employed by us, subject to 100% acceleration of vesting upon a "change-in-control" (as defined under our 2009 Omnibus Incentive Plan). Upon a termination of employment by us without cause or by the named executive officer for good reason or as a result of non-extension of the term of employment by us, such equity incentives will vest with respect to the number of shares that would have otherwise vested during the 12 months following the date of his or her termination. None of our named executive officers is entitled to a golden parachute (280G) excise tax gross-up.

In connection with their entering into her employment agreements during the 2009 Fiscal Year, we agreed to grant Ms. Prado restricted stock and SARs awards on May 1, 2009. Each of the awards is subject to the vesting provisions set forth in the prior paragraph. See the Grants of Plan-Based Awards in the 2009 Fiscal Year Table set forth in this proxy statement for the amounts of such awards.

"Cause" is generally defined under the employment agreements to mean the executive's:

  •
  conviction for or entry of a plea of guilty or nolo contendere with respect to a felony or any misdemeanor crime involving moral turpitude;

  •
  willful misappropriation of our or any of our subsidiary companies' funds or property or other acts of fraud, dishonesty, self-dealing, or any significant violation of any duty of loyalty;

  •
  perpetration of an illegal act which causes material economic injury to us or any of our subsidiary companies; or

  •
  material breach of the employment agreement or material failure to perform the duties thereunder.

"Good reason" is generally defined under the employment agreements to mean the occurrence of any of the following events without the executive's consent:

  •
  a material diminution of the executive's authority, duties, responsibilities (including reporting requirements), or base salary;

  •
  the executive's relocation beyond a radius of 50 miles from our Iselin, New Jersey office (or, solely with respect to Mr. Reznik, our office in New York, New York); or

2010 Proxy Statement    I    39

  •
  our material breach of the employment agreement.

The employment agreements provide that such named executive officer cannot enter into any business activity directly competitive with our business for a period 18 months after the termination of his employment in the case of Mr. Reznik and for a period of 12 months for the other named executive officers. In addition, during such period, the named executive officer is prohibited from directly or indirectly soliciting any of our customers, attempting to influence any of our suppliers, customers or potential customers from terminating or modifying any of their arrangements with us, or from attempting to influence any person from terminating or modifying his or her service relationship with us.

The employment agreement also contains proprietary information and confidentiality provisions and such named executive officers have agreed to assign to us any intellectual property rights they may have in any developments or discoveries that they conceive, create, make, develop, reduce to practice or acquires during the term of their employment.

Employment Agreement with Mr. Burns

On October 8, 2008, Mr. Burns entered into an employment agreement with us and our wholly-owned subsidiary Maidenform, Inc., pursuant to which he served as our Executive Vice President, Sales and Marketing. The agreement provided for an initial term of one year, commencing on October 13, 2008, which would be automatically renewed for successive periods of one year unless either we or Mr. Burns decided to terminate the agreement on one hundred and twenty days notice prior to the expiration of the then current term. The agreement provided that Mr. Burns would receive a base salary of not less than $425,000 per year and that Mr. Burns would be eligible to receive annual incentive bonuses of up to 70% of his base salary subject to the achievement of certain predetermined criteria. Mr. Burns was also entitled to participate in all benefit plans and programs available to our other senior employees.

The agreement provided that if Mr. Burns' employment was terminated by us without "cause" or by Mr. Burns with "good reason" (each as defined in the agreement) or if we failed to renew the term of the agreement then, subject to Mr. Burns' execution of a general release of claims, Mr. Burns would have been entitled to receive a lump sum payment equal to the amount of his then current base salary plus an amount equal to one times his average annual bonus; and if he (or his dependents) timely elects coverage under COBRA, we would have paid the cost of such COBRA coverage in an amount equal to 100% of the monthly premium for such coverage for up to 12 months.

The terms of the agreement provide that Mr. Burns cannot compete with us through his participation in any business in competition with any business conducted by us until one year after the termination of his employment with us. Additionally, during such one year period, Mr. Burns is prohibited from directly or indirectly soliciting any of our customers for the purpose of selling any products or services similar or comparable to our products and services. The agreement also prohibits Mr. Burns from attempting to influence any of our suppliers, customers or potential customers from terminating or modifying any of their agreements with us, or from attempting to influence any employee from terminating or modifying his employment with us. The agreement also contains confidentiality provisions.

Mr. Burns departed the Company on October 16, 2009. In consideration for Mr. Burns' agreement to waive and release any claims he may have against the Company and related parties, Mr. Burns received payment equal to the amount for which he was entitled to receive under the terms of his employment agreement.

Separation Agreement with Mr. Masket

On January 16, 2009, the Company entered into a separation agreement with Mr. Masket setting forth the terms and conditions of his retirement and resignation from the Company effective as of March 6, 2009. In consideration for Mr. Masket's agreement to waive and release any claims he may have against the Company and related parties, Mr. Masket received payment of an amount equal to $372,395, paid in installments over a period of 12 months from the resignation date, a monthly payment equal to 100%

40    I    Maidenform Brands, Inc.

of his costs for COBRA coverage under the Company's group health and dental benefits until the earlier of eighteen months or his becoming eligible for such benefits from a subsequent employer, and executive outplacement services up to a maximum of $10,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since the beginning of the 2009 Fiscal Year, the members of our Compensation Committee have been Messrs. Axelrod (Chair) and Compton and Ms. Rose. In the past fiscal year, no other individuals served on our Compensation Committee. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

MAIDENFORM, INC. RETIREMENT PLANS

We sponsor a defined benefit plan, the Maidenform, Inc. Retirement Plan, covering substantially all of our eligible employees, including the named executive officers, who are not covered by benefit plans through their union. This plan is the result of the merger of two separate defined benefit plans, effective April 14, 1999. As of that date, the Restated Replacement Maidenform, Inc. Retirement Plan (the "Replacement Plan") (the successor to the original Maidenform, Inc. retirement plan, adopted effective in 1955) merged into the NCC Industries, Inc. Defined Benefit Pension Plan (the "NCC Plan"), and the combined plan was renamed the Maidenform, Inc. Retirement Plan (the "Retirement Plan"). After the merger, the Retirement Plan became responsible for payment of all vested benefits that were previously payable by the Replacement Plan and the NCC Plan. The Retirement Plan was frozen as to participation and benefit accrual on January 1, 2007.

We have included in our consolidated balance sheet at January 2, 2010 a liability in the amount of $3.2 million related to the Retirement Plan. Separately, in accordance with the actuarial valuation of the plan, we expect to contribute $0.06 million to the Retirement Plan to be made in the 2010 fiscal year for the 2009 plan year.

The Retirement Plan consists of a basic benefit and a supplemental benefit, as more fully described below.

Basic Benefit—Replacement Plan portion of the Retirement Plan

The basic non-contributory annual normal retirement benefit under the Replacement Plan portion of the Retirement Plan is determined as follows for employees employed on or after January 1, 1997: (i) 1.75% of the annual basic covered compensation (as described below) earned after 1983; (ii) 1.5% of the average annual basic covered compensation in 1983 and 1984 multiplied by the number of years of creditable service before 1984, and in the case of a participant who has no service before 1983, 1.5% of the annual basic covered compensation in 1983; plus (iii) 1% of the average annual covered compensation in 1983 and 1984 multiplied by years of prior service (service prior to 1955). Basic covered compensation is limited to $10,000 per year through 1987, $15,000 in 1988, $18,000 per year for 1989 through 1993, and $26,000 per year thereafter through December 31, 2006.

Supplemental Benefit—Replacement Plan portion of the Retirement Plan

The Supplemental Benefit portion of the Retirement Plan also provides supplemental benefits to participants who elect to make payroll deductions equal to 2% of supplemental compensation (as described below) in order to pay a portion of the supplemental benefits.

Supplemental benefits are equal to the sum of: (i) 1.75% of supplemental compensation earned after 1988; (ii) 1.5% of supplemental compensation earned during 1985 through 1988; (iii) 1.5% of the average supplemental compensation in 1983 and 1984 multiplied by the number of years of creditable service before 1985 during which the participant was a member in the supplemental benefit portion of the plan, and in the case of a participant who had no service before 1983, 1.5% of the supplemental compensation in 1983 and 1984); and (iv) 0.5% of the average supplemental compensation in 1983 and 1984 multiplied by the total number of years of prior service (service prior to 1955). So long as a participant contributes to the

2010 Proxy Statement    I    41

supplemental benefit, the participant will earn a supplemental benefit until the earlier of: (1) retirement or other termination of employment; or (2) the date the number of years of service equals or exceeds 40. Supplemental compensation means compensation in excess of basic covered compensation (as defined above), subject to the legal limits ($220,000 for 2006, the last year prior to the freeze date).

Effective January 1, 2007, the Retirement Plan was frozen as to participation and benefit accrual.

MAIDENFORM, INC. SAVINGS PLAN

We sponsor a defined contribution plan, the Maidenform, Inc. Savings Plan, covering substantially all of our eligible employees who are not covered by benefit plans through their union. Participants in this plan are permitted to contribute up to 20% of their compensation (subject to legal limits) to the plan on a pre-tax basis. This plan provides for a safe harbor matching provision and we will make a safe harbor matching contribution on behalf of each participant in an amount equal to 100% of the first 3% of the participant's eligible compensation contributed to the plan and 50% of the next 2% of the participant's eligible compensation contributed to the plan. Effective April 1, 2009, this plan has been amended to reduce the matching contribution to 100% of the first 1.5% of the participant's eligible compensation contributed to the plan and 50% of the next 1% of the participant's eligible compensation contributed to the plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding the Common Stock authorized for issuance under our equity compensation plans, as of January 2, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)(2) (c)
Equity compensation plans approved by stockholders(3)	1,566,032	(4)	$6.81	864,335
Equity compensation plans not approved by stockholders	—		—	—

Total	1,566,032		$6.81	864,335

(1)
Excludes securities reflected in column (a). Effective July 6, 2005, we amended our 2004 Rollover Stock Option Plan, our 2004 Stock Option Plan, and our 2004 Stock Option Plan for Non-Employees Directors to provide that no additional equity-based awards shall be available for issuance under these plans, although previously granted stock options will continue to remain outstanding in accordance with the terms of the applicable option agreement and the applicable plan.

(2)
Effective May 21, 2009, any share of common stock that is granted in the form of restricted stock, performance shares or other stock-based awards that are not stock appreciation rights shall be counted against the available shares under the plan at 1.65 shares to 1.0 for each share granted.

(3)
Our equity compensation plans which were approved by our stockholders are the 2004 Rollover Stock Option Plan, as amended, 2004 Stock Option Plan, as amended, 2004 Stock Option Plan for Non-Employees Directors, as amended, and the 2009 Omnibus Incentive Plan, as amended (formerly the 2005 Stock Incentive Plan).

(4)
Includes stock appreciation rights with respect to 323,790 shares of common stock with a weighted average reference price of $15.52 per share.

42    I    Maidenform Brands, Inc.

Report of the Audit Committee of the Board of Directors

ROLE OF THE AUDIT COMMITTEE

The Audit Committee appoints our independent registered public accounting firm, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent registered public accounting firm, reviews with management and the independent registered public accounting firm our quarterly and annual financial statements and our internal accounting and financial controls and risk, reviews and approves transactions between Maidenform and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a charter approved by the Board of Directors. The Audit Committee charter is available in the "Investor Relations—Governance" section of our website.

REVIEW OF THE COMPANY'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE 2009 FISCAL YEAR

The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the 2009 Fiscal Year with the Company's management. The Audit Committee has separately discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent registered public accounting firm for the 2009 Fiscal Year, the matters required to be discussed by PCAOB AU Section 380 ("Communication with Audit Committees"), as amended, which includes, among other things, matters related to the conduct of the audit of the Company's consolidated financial statements.

The Audit Committee has also received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the independence of that firm from the Company.

CONCLUSION

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the 2009 Fiscal Year for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:
Karen Rose (Chair) Harold Compton Barbara Eisenberg

Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Compensation Committee Report, the Audit Committee Report, and reference to the independence of the Audit Committee members are not deemed filed with the SEC, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

2010 Proxy Statement    I    43

Proposal Two—Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending January 1, 2011, including each quarterly interim period, and the Board of Directors is asking the stockholders to ratify this appointment.

Although stockholder ratification of the Audit Committee's appointment of PricewaterhouseCoopers LLP is not required, the Board of Directors considers it desirable for the stockholders to ratify the selection of the independent registered public accounting firm. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.

Representatives from PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

FEES BILLED TO THE COMPANY BY PRICEWATERHOUSECOOPERS LLP FOR SERVICES RENDERED DURING THE FISCAL YEARS ENDING JANUARY 2, 2010 AND JANUARY 3, 2009

Audit Fees

An aggregate of $1,256,600 and $1,267,700 was billed for the fiscal years January 2, 2010 and January 3, 2009, respectively, for professional services rendered for the audits of the consolidated financial statements of the Company, quarterly reviews, statutory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

Audit-Related Fees

An aggregate of $0 and $0 was billed for the fiscal years ending January 2, 2010 and January 3, 2009, respectively, for assurance and related services related to accounting consultations.

Tax Fees

An aggregate of $142,300 and $265,500 was billed for the fiscal years ending January 2, 2010 and January 3, 2009, respectively, for services related to tax compliance (review and preparation of corporate tax returns, review of the tax treatments for certain expenses). Other tax services included state and local tax planning and consultations with respect to various domestic and international tax matters.

All Other Fees

An aggregate of $19,000 and $0 was billed for the fiscal years ending January 2, 2010 and January 3, 2009.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee pre-approves all audit and permissible non-audit services. Pursuant to the Company's Audit Committee Pre-Approval Policy, certain types of services up to a predetermined fee limitation have received general pre-approval. The Audit Committee authorized its Chair to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule is specific as to

44    I    Maidenform Brands, Inc.

the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee by resolution authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accounting firm or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule is required to be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee intends by resolution to authorize or decline authorization for each proposed new service.

REQUIRED VOTE

The affirmative vote of the holders of a majority of the shares of Common Stock represented and entitled to vote at the Annual Meeting is required to ratify the Audit Committee's selection of PricewaterhouseCoopers LLP.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE AUDIT COMMITTEE'S SELECTION OF PRICEWATERHOUSECOOPERS LLP TO SERVE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended, which requires them to file reports with respect to their ownership of our Common Stock and their transactions in such Common Stock. Based solely upon a review of (i) the copies of Section 16(a) reports which Maidenform has received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for the 2009 Fiscal Year, and (ii) the written representations received from one or more of such persons or entities that no annual Form 5 reports were required to be filed by them for the 2009 Fiscal Year, Maidenform believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its directors, executive officers and beneficial owners of more than 10% of its Common Stock, except for the following individuals: Mr. Beetz had one late Form 4 filing, Mr. Reznik had one late Form 4 filing, Mr. Vieth had one late Form 4 filing, and Ms. Weibley Wolman had one late Form 3 filing and one late Form 4 filing.

Certain Relationships and Related Party Transactions

The Audit Committee, pursuant to its written charter, is charged with the responsibility of reviewing certain issues involving potential conflicts of interest, and reviewing and approving all related party transactions, including those required to be disclosed as a "related party" transaction under applicable federal securities laws. The Audit Committee has not adopted any specific procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. Other than as described above, no transaction requiring disclosure under applicable federal securities laws occurred during the 2009 Fiscal Year that was submitted to the Audit Committee for approval as a "related party" transaction.

2010 Proxy Statement    I    45

Annual Report/Householding

The Company filed an Annual Report on Form 10-K with the SEC on March 10, 2010. Stockholders may obtain a copy of this report, without charge, by writing to Investor Relations at the Company's principal executive offices located at 485F US Highway 1 South, Iselin, NJ 08830.

A copy of the Company's Annual Report on Form 10-K for the 2009 Fiscal Year, including audited financial statements, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report or Proxy Statement, as applicable, will be mailed to multiple stockholders sharing an address unless the Company receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at the Company's principal executive offices located at 485F US Highway 1 South, Iselin, NJ 08830. If your household is receiving multiple copies of the Company's annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Investor Relations, at the Company's principal executive offices located at 485F US Highway 1 South, Iselin, NJ 08830.

Other Matters

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares they represent as such persons deem advisable. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy Card.

46    I    Maidenform Brands, Inc.

VOTE BY INTERNET QUICK EASY IMMEDIATE X Please mark your votes like this FOLD AND DETACH HERE AND READ THE REVERSE SIDE   PROXY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS, AND FOR ALL OF THE LISTED PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Label Area 4” x 1 1/2” 1. Election of Directors 2. To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 1, 2011. 3. In accordance with the discretion of the proxy holders, to act upon such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof. FOR all Nominees listed to the left WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left) THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. FOR AGAINST ABSTAIN NOMINEES: (01) Karen Rose (02) Norman Axelrod (03) Bernd Beetz (04) Harold F. Compton (05) Barbara Eisenberg (06) Maurice S. Reznik (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) UPON FINAL APPROVAL FORWARD INTERNET VOTING TO SUNGUARD WITHOUT THE YELLOW BOX, BLUE BOX & CROP MARKS Vote Your Proxy on the Internet: Go to www.maidenformbrands.com Have your proxy card available when you access the above website. Click on “Please click here to view the Online Proxy Voting information” and follow the instructions to vote your shares. Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. Maidenform Brands, Inc. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR As a stockholder of Maidenform Brands, Inc., you have the option of voting your shares electronically through the Internet, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet must be received by 7:00 p.m., Eastern Time, on May 24, 2010, the day prior to the meeting day. Signature Signature Date , 2010. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

MAIDENFORM BRANDS, INC. ANNUAL MEETING OF STOCKHOLDERS, MAY 25, 2010 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MAIDENFORM BRANDS, INC. The undersigned stockholder of Maidenform Brands, Inc. (the “Company”) revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 25, 2010 and the Proxy Statement, and appoints Maurice S. Reznik and Christopher W. Vieth, and each of them individually, the Proxy of the undersigned, with full power of substitution and resubstitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company at 485F US Highway 1 South, Iselin, NJ 08830 (Tel #:732-621-2500), on Tuesday, May 25, 2010 at 9:00 a.m. Eastern Daylight time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse.   FOLD AND DETACH HERE AND READ THE REVERSE SIDE   PROXY Important Notice Regarding the Availability Of Proxy Materials For the Shareholder Meeting to Be Held On Tuesday, May 25, 2010. The following Proxy Materials are also available to you to review at: http://www.maidenformbrands.com - the Company’s Annual Report for the year ending January 2, 2010. - the Company’s 2010 Proxy Statement (including all attachments thereto). - any amendments to the foregoing materials that are required to be furnished to stockholders.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Matters to be Considered at Annual Meeting
Proposal One—Election of Directors
Corporate Governance
Ownership of Securities
Executive Compensation
Report of the Audit Committee of the Board of Directors
Proposal Two—Ratification of Independent Registered Public Accounting Firm
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Relationships and Related Party Transactions
Annual Report/Householding
Other Matters